     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 1998
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        36-4069408
        (STATE OR OTHER JURISDICTION OF                           (IRS EMPLOYER
         INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)

                     875 NORTH MICHIGAN AVENUE, SUITE 3000
                            CHICAGO, ILLINOIS 60611
                                 (312) 255-5000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              MELVYN E. BERGSTEIN
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                     875 NORTH MICHIGAN AVENUE, SUITE 3000
                            CHICAGO, ILLINOIS 60611
                                 (312) 255-5000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

      LELAND E. HUTCHINSON                MARK L. GORDON                  DAVID C. CHAPIN
        WINSTON & STRAWN               GORDON & GLICKSON PC                 ROPES & GRAY
      35 WEST WACKER DRIVE          444 NORTH MICHIGAN AVENUE         ONE INTERNATIONAL PLACE
    CHICAGO, ILLINOIS 60601                 SUITE 3600              BOSTON, MASSACHUSETTS 02110
         (312) 558-5600              CHICAGO, ILLINOIS 60611               (617) 951-7000
                                          (312) 321-1700

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   As soon as practicable after the registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
    TITLE OF EACH CLASS OF                              PROPOSED MAXIMUM      PROPOSED MAXIMUM
       SECURITIES TO BE             AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
          REGISTERED               REGISTERED(1)            SHARE(2)              PRICE(2)          REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Class A Common Stock                 3,000,000               $21.00            $63,000,000.00          $18,585.00
======================================================================================================================

(1) Includes 350,000 shares of Class A Common Stock that the Underwriters have the option to purchase solely to cover over-allotments.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices reported on the Nasdaq National Market on February 26, 1998.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MARCH 3, 1998

                                2,650,000 SHARES

                        DIAMOND TECHNOLOGY PARTNERS LOGO
                              CLASS A COMMON STOCK

                          (PAR VALUE $.001 PER SHARE)
                            ------------------------

     Of the 2,650,000 shares of Class A Common Stock offered hereby, 304,792 shares are being sold by the Company and 2,345,208 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the shares being sold by the Selling Stockholders. See "Principal and Selling Stockholders."

     The last reported sale price of the Class A Common Stock, which is quoted under the symbol "DTPI," on the Nasdaq National Market on March 2, 1998 was $23.25 per share. See "Price Range of Class A Common Stock."

      SEE "RISK FACTORS" ON PAGE 6 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                             INITIAL PUBLIC    UNDERWRITING     PROCEEDS TO     PROCEEDS TO SELLING
                             OFFERING PRICE    DISCOUNT(1)      COMPANY(2)        STOCKHOLDERS(2)
                             --------------    ------------    -------------    -------------------
Per Share................          $                $                $                   $
Total(3).................          $                $                $                   $

---------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting estimated expenses of $550,000 payable by the Company.

(3) The Company has granted the Underwriters an option for 30 days to purchase up to an additional 350,000 shares at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price,
    underwriting discount and proceeds to Company will be $          ,
    $          and $          , respectively. See "Underwriting."
                            ------------------------

     The shares offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York, on or about
April   , 1998, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                         LEHMAN BROTHERS
                                        ADAMS, HARKNESS & HILL, INC.
                            ------------------------
                 The date of this Prospectus is March   , 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. IN ADDITION, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS, IF ANY) ALSO MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK ON THE NASDAQ NATIONAL MARKET, IN ACCORDANCE WITH RULE 103 UNDER THE SECURITIES EXCHANGE ACT OF 1934. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

     A two-page gatefold with a depiction of the Company's Service Delivery Process (which also appears on Page 34) appears here with the following text:

     Explore & Exploit the possibilities of the digital future. Strategy is the bridge between exploring and exploiting the possibilities of the digital future. Diamond can help you develop detailed plans that have strategic vision and sound performance goals. Competitive and financial analyses integrate the results of learning, collaborating and prototyping. Executive alignment is the most important results of Exploration. Diamond can help your company's executives to confront together the new realities of the digital age and commit to a winning strategy. Program management maintains executive alignment and keeps the process of implementation energized and focused on results.
Diamond's seven-point methodology monitors key variables and points of stress. Brutally honest measurement and reporting identify every opportunity for improvement.

                 Navigating the Digital Future [Diamond logo]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and the consolidated financial statements and related notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes the completion of the Offering at a price of $23.25 per share and no exercise of the Underwriters' over-allotment option. Unless the context otherwise requires, all references to "Common Stock" refer collectively to the Company's Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), and Class B Common Stock, par value $.001 per share (the "Class B Common Stock"). See "CERTAIN TRANSACTIONS" and "DESCRIPTION OF CAPITAL STOCK -- Common Stock." All references to fiscal years of the Company in this Prospectus refer to the fiscal years ended on March 31 in those years. The offering of Class A Common Stock described in this Prospectus is referred to herein as the "Offering." All references to the term "Partner" refer to the internal designation by Diamond of certain of its employees and do not refer to a partner of a general or limited partnership. Unless the context otherwise indicates, Diamond Technology Partners Incorporated and its wholly-owned subsidiary are referred to collectively herein as "Diamond" or the "Company."

                                  THE COMPANY

     Diamond is a management consulting firm that synthesizes business strategy with information technology ("IT") to create innovative "digital business strategies" for leading national and multinational corporations. Diamond was founded upon a belief that effective digital business strategies can be conceived only when strategy and technology are considered in tandem, not in sequence. Once conceived, the Company believes such strategies must be implemented rapidly to maximize competitive benefits. The Company believes that the distinguishing qualities of its consulting process are its abilities to synthesize business strategy with technology, maintain solution objectivity and be accountable for the ultimate delivery of the benefits. The Company has experienced substantial revenue growth in its four years since inception, generating net revenues of $53.2 million from 62 clients during the most recent twelve months ended December 31, 1997. The Company had 162 client-serving professionals as of December 31, 1997.

     The Company works with its clients to help them understand, develop and then manage the implementation of digital business strategies. The Company leads its clients through a process which broadens their understanding of the ways IT can be used strategically to gain competitive advantage in their markets. Diamond's professionals, working closely with client personnel, perform thorough analyses of the client's current business with a focus on alternative IT-driven business strategies. When an appropriate strategy has been developed, Diamond's professionals provide important management oversight of the strategy implementation process, which generally includes design, deployment and integration of IT solutions together with modification of business processes and organizational structure. Diamond manages the deployment phase by utilizing the client's internal resources or third-party resources selected by Diamond for their particular expertise. Throughout the entire process, Diamond transfers relevant knowledge to the client organization.

     Diamond differentiates itself from other management consulting firms primarily by its in-depth knowledge of IT and its broader scope of services, including implementation management and accountability for delivery of benefits. The Company differentiates itself from systems integrators primarily by its ability to devise business strategies, its focus on knowledge transfer and implementation management, and its objectivity in recommending solutions. Finally, in comparison to full-service firms that offer both management consulting and systems integration services through separate business units, Diamond differentiates itself by its ability to offer integrated strategy and IT services simultaneously through a single multidisciplinary team and by its objectivity in recommending business solutions.

     The Company was initially incorporated in Illinois in 1994 and was reincorporated in Delaware in 1996. The Company's principal executive offices are located at 875 North Michigan Avenue, Suite 3000, Chicago, Illinois 60611, and its telephone number is (312) 255-5000. The Company also has a home page on the World Wide Web at www.diamtech.com and its e-mail address is dtpgeneral@diamtech.com. Information contained in the Company's home page shall not be deemed to be part of this Prospectus.

                                  THE OFFERING

Class A Common Stock offered
  by the Company.............................  304,792 shares by the Selling Stockholders................  2,345,208 shares
Common Stock to be outstanding after the
  Offering(1)................................  12,626,076 shares (8,717,506 shares of Class A Common
                                               Stock and 3,908,570 shares of Class B Common Stock)
Voting rights and conversion.................  Shares of Class A Common Stock are entitled to one vote per share and shares of Class B Common Stock are
                                               entitled to five votes per share. Shares of Class B
                                               Common Stock are convertible on a one-for-one basis
                                               into shares of Class A Common Stock automatically upon
                                               certain transfers of the shares or termination of
                                               employment with the Company. See "DESCRIPTION OF
                                               CAPITAL STOCK."
Use of proceeds..............................  For general corporate purposes, principally working capital. See "USE OF PROCEEDS."
Nasdaq National Market Symbol for Class A
  Common Stock...............................  DTPI

---------------

(1) Excludes as of February 15, 1998 (i) 395,697 shares of Class A Common Stock and 2,562,648 shares of Class B Common Stock issuable upon the exercise of outstanding options (of which options to purchase 648,050 shares were exercisable as of February 15, 1998) at a weighted average exercise price of $4.40 per share and (ii) 285,415 shares of Class A Common Stock issuable upon the exercise of warrants (all of which were exercisable as of February 15, 1998) at an exercise price of $5.50 per share. See "MANAGEMENT -- Stock Options" and "CERTAIN TRANSACTIONS."

                         SUMMARY FINANCIAL INFORMATION
          (IN THOUSANDS, EXCEPT PER SHARE DATA AND NUMBER OF CLIENTS)

                                                                                              NINE MONTHS ENDED
                                                                 YEAR ENDED MARCH 31,           DECEMBER 31,
                                                              ---------------------------   ---------------------
                                                               1995      1996      1997        1996        1997
                                                              -------   -------   -------   -----------   -------
                                                                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues................................................  $12,843   $26,339   $37,557     $26,245     $41,850
Income (loss) from operations...............................  $  (462)  $ 1,374   $ 1,146     $  (569)    $ 5,863
Net income (loss)...........................................  $  (377)  $ 1,236   $   633     $  (380)    $ 4,024
Basic earnings (loss) per share of Common Stock(1)..........  $ (0.06)  $  0.16   $  0.07     $ (0.04)    $  0.35
Shares used in computing basic earnings (loss) per share of
  Common Stock(1)...........................................    6,071     7,620     9,144       9,000      11,659
Diluted earnings (loss) per share of Common Stock(1)........  $ (0.06)  $  0.16   $  0.06     $ (0.04)    $  0.29
Shares used in computing diluted earnings (loss) per share
  of Common Stock(1)........................................    6,071     7,620     9,904       9,000      14,052

                                                                        QUARTER ENDED
                                                                         (UNAUDITED)
                                           -----------------------------------------------------------------------
                                           JUNE 30,   SEPT 30,   DEC 31,   MAR 31,   JUNE 30,   SEPT 30,   DEC 31,
                                             1996       1996      1996      1997       1997       1997      1997
                                           --------   --------   -------   -------   --------   --------   -------
STATEMENT OF OPERATIONS DATA:
Net revenues.............................  $ 7,753     $8,336    $10,156   $11,312   $12,101    $14,359    $15,390
Income (loss) from operations............  $(1,215)    $ (589)   $ 1,235   $ 1,715   $ 1,260    $ 2,105    $ 2,498
Net income (loss)........................  $  (714)    $ (385)   $   719   $ 1,013   $   867    $ 1,433    $ 1,724
OTHER OPERATING DATA:
Number of clients served.................       21         25         29        32        33         30         35
Number of clients generating revenues
  greater than $250......................       11         11         16        16        14         17         19
Average revenue per client...............  $   369     $  333    $   350   $   354   $   367    $   479    $   440

                                                                    DECEMBER 31, 1997
                                                              ------------------------------
                                                              ACTUAL          AS ADJUSTED(2)
                                                              ------          --------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $27,831            $35,727
Working capital.............................................   22,664             30,560
Total assets................................................   34,642             42,538
Total stockholders' equity..................................   24,868             32,764

---------------
(1) The Company's basic earnings per share and diluted earnings per share are computed in accordance with Statement of Financial Accounting Standards No. 128 and are presented in accordance with Staff Accounting Bulletin ("SAB") No. 98 issued by the Securities and Exchange Commission. SAB No. 98 revised the calculation of pre-initial public offering common stock and common stock equivalent shares previously governed by SAB No. 83. The Company has retroactively applied SAB No. 98 to all periods prior to fiscal year 1998.

(2) Adjusted to give effect to the (i) sale by the Company of 304,792 shares of Class A Common Stock and the receipt of approximately $6,093,513 in net proceeds from this Offering, after deducting the Underwriters' discount and Offering expenses; (ii) issuance of 28,763 shares of Class A Common Stock and 117,111 shares of Class B Common Stock in connection with the exercise of options and the issuance of 4,000 shares of Class B Common Stock between December 31, 1997 and February 15, 1998, resulting in proceeds of $397,226; and (iii) issuance of 241,182 shares of Class A Common Stock in connection with the exercise of warrants and 25,000 shares of Class A Common Stock and 14,748 shares of Class B Common Stock in connection with the exercise of options which will be exercised in conjunction with this Offering, resulting in proceeds of $1,405,368.

                                  RISK FACTORS

     In evaluating the Company and its business, prospective investors should consider carefully the following risk factors in addition to the other information contained herein. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the following risk factors.

CONCENTRATION OF REVENUES

     The Company has in the past derived, and may in the future derive, a significant portion of its revenues from a relatively limited number of major clients. During fiscal 1997, the Company had one client which individually accounted for 14% of its net revenues. For the nine months ended December 31, 1997, the Company had one client that individually accounted for 11% of its net revenues. From quarter to quarter, revenues from one or more individual clients may exceed 10% of the Company's revenues for the quarter. In general, there are no long-term commitments by any of the Company's clients for the Company's services and many of the Company's engagements are, and may be in the future, terminable without penalty. During the last quarter of fiscal 1996 and the first quarter of fiscal 1997, the Company's then two largest clients terminated projects with the Company, contributing to a net loss for the first six months of fiscal 1997 of approximately $1.1 million. There can be no assurance that the Company's major clients will continue their relationships with the Company and be a significant source of revenue for the Company or that they will not terminate major projects at any given time. Any unanticipated termination of a major project or the loss of any one of the Company's large clients will have a material adverse effect on the Company's business, financial condition and results of operations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "BUSINESS -- Sales and Marketing."

VARIABILITY OF QUARTERLY OPERATING RESULTS

     The Company has experienced and may in the future continue to experience fluctuations in its quarterly operating results. Factors that may cause the Company's quarterly operating results to vary include the number of active client projects, the requirements of client projects, the termination of major client projects, the loss of major clients, the timing of new client engagements and the timing of personnel cost increases. Certain of these factors may also affect the Company's personnel utilization rates which may cause further variation in quarterly operating results. The timing of revenues is difficult to forecast because the Company's sales cycle is relatively long and the Company's services are impacted by both the financial condition and management decisions of its clients and general economic conditions. Because a high percentage of the Company's expenses are relatively fixed at the beginning of any period and the Company's general policy is to not adjust its staffing levels based upon what it views as short-term circumstances, a variation in the timing, initiation or completion of client assignments, particularly at or near the end of any quarter, can cause significant variations in operating results from quarter to quarter and could result in losses for any particular period. In addition, many of the Company's engagements are, and may be in the future, terminable by its clients without penalty. A termination of a major project could require the Company to maintain under-utilized employees, resulting in a higher than expected percentage of unassigned professionals, or to terminate the employment of excess personnel. Due to all of the foregoing factors, there can be no assurance that the Company's results of operations will not be below the expectations of investors for any given fiscal period. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

RECENT OPERATING LOSSES AND LIMITED OPERATING HISTORY

     The Company has been in existence since January 28, 1994. In fiscal 1994 and fiscal 1995, the Company experienced losses due primarily to the developmental nature of the business. While the Company was profitable in fiscal 1996 and fiscal 1997, the Company experienced the cancellation of significant projects at its then two largest clients in the last quarter of fiscal 1996 and the first quarter of fiscal 1997. The cancellation of these projects resulted from each client's cancellation of the business initiative for which the Company had been retained. As a result of the cancellation of these two projects and the increase in the Company's operating expenses caused by the Company's expansion, the Company experienced a net loss of approximately $1.1 million during the first six months of fiscal 1997. In addition, to support the growth of its business, the Company expanded its level of operations and increased operating expenses in all areas during fiscal 1996, fiscal 1997 and fiscal 1998. The Company's business, financial condition and results of operations will be adversely affected in any period if revenues do not increase sufficiently to cover the Company's expanded level of operations and increased operating expenses. There can be no assurance that the Company will be successful in its efforts to so increase its revenues. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

CONTROL BY CHIEF EXECUTIVE OFFICER; ELECTION OF FUTURE CHIEF EXECUTIVE OFFICERS

     All employee-stockholders of the Company have granted a proxy to vote their shares of Class B Common Stock to the person holding the position of Chief Executive Officer of the Company. Accordingly, upon completion of the Offering, the Company's current Chief Executive Officer will control (including Class A Common Stock owned by such individual) approximately 69.7% of the voting rights of the outstanding Common Stock of the Company and will have the voting power to elect the Company's entire Board of Directors and to approve all matters requiring stockholder approval. In addition, an agreement among the Company and the Partners requires that the Company's Chief Executive Officer be selected from the Partners. This significantly limits the number of qualified persons that may be considered for such office. Accordingly, there can be no assurance that the Company will be successful in attracting future persons who are qualified to serve as the Company's Chief Executive Officer and the inability to attract such persons could have a material adverse effect on the Company's business, financial condition and results of operations. See
"MANAGEMENT -- Executive Officers and Directors," "PRINCIPAL AND SELLING STOCKHOLDERS," "CERTAIN TRANSACTIONS -- Voting and Stock Restriction Agreement" and "SHARES ELIGIBLE FOR FUTURE SALE."

RELIANCE ON KEY PERSONNEL; RECRUITMENT AND RETENTION OF PROFESSIONALS

     The Company's success depends upon the continued service of its key executive officers and its ability to attract, retain and motivate highly skilled professionals at all levels. Qualified client-serving professionals are in particularly great demand and are likely to remain a limited resource for the foreseeable future. The loss for any reason of a key executive officer or a number of the Company's client-serving professionals or the inability to attract qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "MANAGEMENT" and "BUSINESS -- Human Resources and Culture."

ABSENCE OF LONG-TERM CONTRACTS

     The Company's clients are generally able to reduce or cancel their use of the Company's professional services without penalty and with little or no notice. As a result, the Company believes that the number of clients or the number and size of its existing projects are not reliable indicators or measures of future revenue. The Company has in the past provided, and is likely in the future to provide, services to clients without a long-term agreement. When a client defers, modifies or cancels a project, the Company must be able to rapidly deploy its professionals to other projects in order to minimize the underutilization of employees and the resulting adverse impact on operating results. In addition, the Company's operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in progress. As a result, any termination, significant reduction or modification of its business relationships with any of its significant clients or with a number of smaller clients could have a material adverse effect on the Company's business, financial condition and results of operations.

MANAGEMENT OF GROWTH

     The Company has been experiencing a period of substantial growth that has placed, and is anticipated to continue to place, a strain on the Company's financial and other resources. During fiscal 1997 and the first nine months of fiscal 1998, the size of the Company's employee base increased from 145 to 206 full-time employees. Further increases are anticipated in the future. The Company's ability to manage the growth of its professional staff will require it to continue to improve its operational, financial and other internal systems, and to train, motivate and manage its employees. If the Company's management is unable to manage growth effectively and new employees are unable to achieve anticipated performance levels, the Company's business, financial condition and results of operations could be adversely affected. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

PROJECT RISKS

     Because many of the Company's projects are critical to its clients, a failure or inability of the Company or one of its subcontractors to meet a client's expectations could damage the Company's reputation and adversely affect its ability to attract new business. Although the Company generally attempts to limit its liability by contractual terms, the failure of a significant project could lead to claims by a client for economic damages. In addition, the failure of a project or the failure of the Company to collect a large account receivable could also result in significant financial exposure to the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. From inception through December 31, 1997, the Company has written off accounts receivable totaling approximately $1.4 million which it could not collect. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "BUSINESS -- Industry Background."

TECHNOLOGICAL ADVANCES

     The Company's success will depend in part on its ability to develop strategic business and IT solutions which keep pace with continuing changes in industry standards, IT and client preferences. There can be no assurance that the Company will be successful in addressing these developments on a timely basis or that, if addressed, the Company will be successful in the marketplace. The Company's delay in addressing or failure to address these developments could have a material adverse effect on the Company's business, financial condition and results of operations. See "BUSINESS -- Industry Background."

COMPETITION

     The management consulting and systems integration services markets include a large number of participants, are subject to rapid changes and are highly competitive. The Company competes with, and faces potential competition for client assignments and experienced personnel from, a number of companies that have significantly greater financial, technical and marketing resources, greater name recognition, and greater revenues than the Company. The Company believes that the principal competitive factors in the segment of the consulting industry in which the Company competes include scope of services, service delivery approach, technical and industry expertise, perceived value, objectivity and results orientation. The Company believes that its ability to compete also depends in part on a number of competitive factors outside of its control, including the ability of its competitors to hire, retain and motivate senior project managers, the price at which others offer comparable services, and the extent of its competitors' responsiveness to customer needs. There can be no assurance that the Company will be able to compete successfully with its competitors in the future. See "BUSINESS--Competition."

LIQUIDITY

     The Company was not profitable in the first two quarters of fiscal 1997. While the Company has been profitable since the third quarter of fiscal 1997, there can be no assurance that the Company will continue to be profitable in the future. The Company believes that the combination of the net proceeds received by it from this Offering, existing cash resources, the amounts available under its revolving line of credit and cash generated from operations will be sufficient to satisfy its operating cash needs for at least the 12 months following the completion of this Offering. Any future decreases in its operating income, cash flow, or stockholders' equity may impair the Company's future ability to raise additional funds to finance operations. There can be no assurance that the Company will in the future maintain adequate liquidity to support its operations. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

NO SPECIFIC ALLOCATION OF NET PROCEEDS

     The Company has not yet quantified the amount of the net proceeds of this Offering that will be used for the various purposes described under "USE OF PROCEEDS." The exact uses of the net proceeds, and the amount allocated for each use, will be subject to the discretion of management. See "USE OF PROCEEDS."

DILUTION

     The average price per share paid upon the issuance by the Company of Common Stock prior to the Offering was $1.94. Purchasers of the Class A Common Stock of the Company offered hereby will suffer an immediate dilution of $20.66 in the net tangible book value per share as of December 31, 1997 of the Common Stock.

POSSIBLE VOLATILITY OF STOCK PRICE

     The Class A Common Stock of the Company has been listed on the Nasdaq National Market since February 1997. The market price of the Class A Common Stock has experienced variations, ranging from a high of $23.75 to a low of $5.75, and there can be no assurance that the market price of the Class A Common Stock will not experience fluctuations in the future or will not fall below such levels. The market price of the Class A Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, changes in earnings estimates by analysts, announcements of new contracts or service offerings by the Company or its competitors, general economic or stock market conditions unrelated to the Company's operating performance or other events or factors.

SHARES ELIGIBLE FOR FUTURE SALE

     A substantial number of outstanding shares of Common Stock and shares of Common Stock issuable upon exercise of outstanding stock options and warrants will become eligible for future sale in the public market at various times. In addition to the factors affecting the stock market in general and the market for the Class A Common Stock discussed above, future sales of substantial amounts of Class A Common Stock in the public market could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities. Upon completion of the Offering, the Company will have 12,626,076 (12,976,076 if the Underwriters' over-allotment option is exercised in full) shares of Common Stock outstanding. As of February 15, 1998, 10,726,462 shares of Common Stock are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Act"). Without considering the contractual restrictions described in "SHARES ELIGIBLE FOR FUTURE SALE -- Lock-Up Agreements," the remaining 1,899,614 shares of Common Stock will be eligible for sale in reliance on exemptions from the registration requirements of the Act, including Rule 144. Additionally, as of February 15, 1998, 2,958,345 shares of Common Stock are issuable upon the exercise of outstanding options (of which options to purchase 648,050 shares are exercisable as of such date). Of the 648,050 shares, 514,802 shares will be freely tradeable without restriction or further registration under the Act and 133,248 shares will be eligible for sale in reliance on exemptions from registration requirements under the Act. On February 3, 1998, the Board of Directors voted to increase the number of shares in the Stock Option Plan by 3,500,000 to 12,410,000, subject to approval by the stockholders at the next annual meeting of stockholders. Of such shares, an aggregate of 3,531,952 shares of Class B Common Stock are available for issuance pursuant to future grants under the Stock Option Plan. Certain restrictions on shares of Common Stock are applicable to (i) any shares of

Class A Common Stock purchased in the Offering by affiliates of the Company, which generally may only be sold in compliance with the limitations of Rule 144 and (ii) the shares of Common Stock owned by the Selling Stockholders that are not being offered hereby, all of which, together with the shares of Common Stock owned by the Partners of the Company, each director of the Company and certain others, are subject to lock-up agreements (the "Lock-Up Agreements") and pursuant to such agreements will not be eligible for sale or other disposition until 120 days after the completion of the Offering (the "Lock-Up Expiry Date") without the prior written consent of Goldman, Sachs & Co. Pursuant to a stock purchase agreement, dated March 22, 1994, among the Company, Melvyn E. Bergstein, Christopher J. Moffitt, Safeguard Scientifics, Inc. ("Safeguard") and the investors named therein (the "1994 Purchase"), the Company has granted Safeguard, Technology Leaders L.P. ("TL"), Technology Leaders Offshore C.V. ("TL Offshore" and together with TL, "Technology Leaders"), CIP Capital L.P. ("CIP" and together with Safeguard and Technology Leaders, the "1994 Purchasers"), CompuCom Systems, Inc. ("CompuCom"), Cambridge Technology Partners (Massachusetts), Inc. ("Cambridge") and the Partners certain registration rights whereby they may cause the Company to register their shares of Common Stock under the Act for public sale. All such parties have entered into Lock-Up Agreements and waived such registration rights through the Lock-Up Expiry Date. See "SHARES ELIGIBLE FOR FUTURE SALE," "MANAGEMENT -- Stock Options," "SHARES ELIGIBLE FOR FUTURE SALE -- Options and Warrants" and "UNDERWRITING."

ANTI-TAKEOVER PROVISIONS

     Shares of preferred stock may be issued by the Company in the future without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding stock of the Company and potentially prevent the payment of a premium to stockholders in an acquisition transaction. The Company has no present plans to issue any shares of preferred stock. See "CERTAIN TRANSACTIONS -- Voting and Stock Restriction Agreement." The Company has adopted a number of provisions in its charter and bylaws that may make a change in control difficult, if not impossible, and therefore may tend to discourage an unsolicited or unfriendly takeover bid. The Company's Class B Common Stock is entitled to five votes per share and, upon completion of the Offering, will constitute 69.1% of the voting power of the Common Stock. All of the issued and outstanding Class B Common Stock is owned, and after the Offering will continue to be owned, by employee stockholders of the Company, all of whom have granted proxies to the person holding the position of Chief Executive Officer of the Company to vote their shares. Therefore, upon completion of the Offering, the current Chief Executive Officer will control (including Class A Common Stock owned by such individual) approximately 69.7% of the voting rights of the outstanding Common Stock of the Company and will have the voting power to elect the Company's entire Board of Directors and to approve all matters requiring stockholder approval, including any matter related to a change in control of the Company. The charter and bylaws of the Company also provide that special stockholders meetings may be called only by the Chairman of the Board of Directors, by the Secretary at the direction of the Board of Directors, or by stockholders holding at least 30% of the voting power of the issued and outstanding shares of outstanding Common Stock. Notice of stockholder proposals at annual meetings of stockholders must be presented to the Company at least 45 days prior to the date of the meeting. In addition, the Company's Board of Directors is divided into three classes, each of which serves for a staggered three-year term, which may make it more difficult for a third party to gain control of the Board of Directors. See "DESCRIPTION OF CAPITAL STOCK."

NO DIVIDENDS

     To date, the Company has not paid any cash dividends on its Common Stock, and does not expect to declare or pay any cash or other dividends in the foreseeable future. See "DIVIDEND POLICY."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 304,792 shares of Class A Common Stock offered by the Company pursuant to this Offering are estimated to be approximately $6,093,513 ($13,722,419 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $23.25 per share and after deducting the estimated underwriting discount and Offering expenses. The Company will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders hereunder. See "PRINCIPAL AND SELLING STOCKHOLDERS."

     The Company plans to use the net proceeds from this Offering for general corporate purposes, principally working capital for the expansion of its business. The Company may also use a portion of the net proceeds of this Offering to fund acquisitions of complementary businesses, products or technologies, although there are currently no commitments or understandings with respect to any such transactions. Pending such uses, the Company intends to invest such funds in short-term, investment-grade, interest-bearing instruments. The Company does not believe it can accurately estimate the amounts to be used for each purpose at this time. See "RISK FACTORS -- No Specific Allocation of Net Proceeds."

                                DIVIDEND POLICY

     To date, the Company has not paid any cash dividends on its Common Stock. The Company currently intends to retain future earnings for use in its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends, if any, will depend on the Company's results of operations and financial condition, and on such other factors as the Company's Board of Directors may, in its discretion, consider relevant.

                      PRICE RANGE OF CLASS A COMMON STOCK

     The Class A Common Stock is quoted on the Nasdaq National Market under the symbol "DTPI". The following table sets forth for the periods indicated the high and low closing prices for the Class A Common Stock.

                                                                CLOSING PRICE
                                                                  PER SHARE
                                                              ------------------
                                                               HIGH        LOW
                                                               ----        ---
Fiscal year ending March 31, 1997:
  Fourth Quarter(1).........................................  $ 8.750    $ 6.000

Fiscal year ending March 31, 1998:
  First Quarter.............................................  $11.875    $ 5.750
  Second Quarter............................................   15.625     10.500
  Third Quarter.............................................   17.250     13.375
  Fourth Quarter (through March 2, 1998)....................   23.250     14.000

---------------
(1) Does not represent a full fiscal quarter. The Class A Common Stock began trading on the Nasdaq National Market on February 25, 1997.

     On March 2, 1998, the closing price of Class A Common Stock was $23.25 per share. At such date, the Company had approximately 7,100 holders of record of Class A Common Stock.

                                 CAPITALIZATION

     The following table sets forth the total capitalization of the Company as of December 31, 1997, and as adjusted to reflect the sale of 304,792 shares of Class A Common Stock by the Company pursuant to the Offering and the receipt of the estimated net proceeds therefrom. This table should be read in conjunction with the consolidated financial statements and related notes thereto and other financial information included elsewhere in this Prospectus.

                                                              AS OF DECEMBER 31, 1997
                                                              ------------------------
                                                                               AS
                                                               ACTUAL     ADJUSTED(1)
                                                               ------     -----------
                                                                   (IN THOUSANDS)
Stockholders' equity:
  Preferred Stock, $1.00 par value; 2,000,000 shares
     authorized and no Shares issued and outstanding........  $    --       $    --
  Class A Common Stock, $.001 par value; 40,000,000 shares
     authorized and 6,857,050 and 8,717,506 (as adjusted)
     shares issued and outstanding(2).......................        7             9
  Class B Common Stock, $.001 par value; 20,000,000 shares
     authorized and 5,033,430 and 3,908,570 (as adjusted)
     shares issued and outstanding(2).......................        5             4
Additional paid-in capital(2)...............................   20,433        28,328
Notes receivable from sale of Common Stock..................     (208)         (208)
Retained earnings...........................................    4,631         4,631
                                                              -------       -------
Total stockholders' equity..................................   24,868        32,764
                                                              -------       -------
     Total capitalization...................................  $24,868       $32,764
                                                              =======       =======

---------------

(1) Adjusted to give effect to the (i) sale by the Company of 304,792 shares of Class A Common Stock and the receipt of approximately $6,093,513 in net proceeds from this Offering, after deducting the Underwriters' discount and Offering expenses; (ii) issuance of 28,763 shares of Class A Common Stock and 117,111 Shares of Class B Common Stock in connection with the exercise of options and the issuance of 4,000 shares of Class B Common Stock between December 31, 1997 and February 15, 1998, resulting in proceeds of $397,226;
    (iii) issuance of 241,182 shares of Class A Common Stock in connection with the exercise of warrants and 25,000 shares of Class A Common Stock and 14,748 shares of Class B Common Stock in connection with the exercise of options which will be exercised in conjunction with this Offering, resulting in proceeds of $1,405,368; (iv) the conversion of 382,019 shares of Class B Common Stock to Class A Common Stock between December 31, 1997 and February 15, 1998; and (v) the conversion of 878,700 shares of Class B Common Stock to Class A Common Stock in conjunction with this Offering.

(2) Excludes as of February 15, 1998 (i) 395,697 shares of Class A Common Stock and 2,562,648 shares of Class B Common Stock issuable upon the exercise of outstanding options (of which options to purchase 648,050 shares were exercisable at February 15, 1998) at a weighted average exercise price of $4.40 per share and (ii) 285,415 shares of Class A Common Stock issuable upon the exercise of warrants (all of which were exercisable as of February 15, 1998) at an exercise price of $5.50 per share. See "MANAGEMENT -- Stock Options" and "CERTAIN TRANSACTIONS."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," the consolidated financial statements and the notes thereto and the other financial information appearing elsewhere or incorporated by reference in this Prospectus. The selected consolidated financial data for each of the three fiscal years ended March 31, 1995, 1996 and 1997, and for the nine-months ended December 31, 1997 are derived from the consolidated financial statements of the Company which have been audited by KPMG Peat Marwick LLP, independent public accountants. See "Experts." The data presented for the nine-month period ended December 31, 1996 are derived from unaudited financial statements and include, in the judgment of management, all adjustments necessary to present fairly the data for such period.

                                                                              NINE MONTHS ENDED
                                               YEAR ENDED MARCH 31,              DECEMBER 31,
                                           -----------------------------    ----------------------
                                            1995       1996       1997         1996         1997
                                            ----       ----       ----         ----         ----
                                                                            (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues.............................  $12,843    $26,339    $37,557      $26,245      $41,850
                                           -------    -------    -------      -------      -------
Operating expenses:
  Project personnel and related
     expenses............................    8,351     15,312     21,863       16,307       22,859
  Professional development and
     recruiting..........................    1,395      4,587      6,272        4,478        4,448
  Marketing and sales....................      451        606      1,928        1,189        2,378
  Management and administrative
     support.............................    3,108      4,460      6,348        4,840        6,302
                                           -------    -------    -------      -------      -------
     Total operating expenses............   13,305     24,965     36,411       26,814       35,987
                                           -------    -------    -------      -------      -------
Income (loss) from operations............     (462)     1,374      1,146         (569)       5,863
Interest income, net.....................       85        164        172           82          820
                                           -------    -------    -------      -------      -------
Income (loss) before taxes...............     (377)     1,538      1,318         (487)       6,683
Income taxes.............................       --       (302)      (685)         107       (2,659)
                                           -------    -------    -------      -------      -------
Net income (loss)........................  $  (377)   $ 1,236    $   633      $  (380)     $ 4,024
                                           =======    =======    =======      =======      =======
Basic earnings (loss) per share of Common
  Stock(1)...............................  $ (0.06)   $  0.16    $  0.07      $ (0.04)     $  0.35
Shares used in computing basic earnings
  (loss) per share of Common Stock(1)....    6,071      7,620      9,144        9,000       11,659
Diluted earnings (loss) per share of
  Common Stock(1)........................  $ (0.06)   $  0.16    $  0.06      $ (0.04)     $  0.29
Shares used in computing diluted earnings
  (loss) per share of Common Stock(1)....    6,071      7,620      9,904        9,000       14,052

                                                                  MARCH 31,
                                                              ------------------    DECEMBER 31,
                                                               1996       1997          1997
                                                               ----       ----      ------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 4,635    $17,547      $27,831
Working capital.............................................    4,397     15,725       22,664
Total assets................................................   11,615     25,494       34,642
Long-term debt, including current portion...................      125      2,000           --
Total stockholders' equity..................................    6,568     18,300       24,868

---------------
(1) The Company's basic earnings per share and diluted earnings per share are computed in accordance with Statement of Financial Accounting Standards No. 128 and are presented in accordance with SAB No. 98 issued by the Securities and Exchange Commission. SAB No. 98 revised the calculation of pre-initial public offering common stock and common stock equivalent shares previously governed by SAB No. 83. The Company has retroactively applied SAB No. 98 to all periods prior to fiscal year 1998.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following information should be read in connection with the information contained in the consolidated financial statements and notes thereto included elsewhere or incorporated by reference in this Prospectus. Statements made anywhere or incorporated by reference in this Prospectus that are not historical facts may be forward-looking statements, including such statements identified by the words "anticipate", "believe", "estimate", "expect" or similar terminology used with respect to the Company and its management. These forward-looking statements are subject to risks and uncertainties which could cause the Company's actual results, performance and prospects to differ materially from those expressed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to revise or update them to reflect events or circumstances that arise in the future. Readers are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties affecting the forward looking statements are the Company's ability to manage its rapid growth and keep pace with evolving technology, and the variability of the Company's quarterly operating results due to, among other things, variations in the number of active client projects, and the other risks described in "RISK FACTORS" above.

OVERVIEW

     Diamond is a management consulting firm that synthesizes business strategy with IT to create innovative "digital business strategies" for leading national and multinational corporations. The Company has experienced substantial revenue growth in its four years since inception, generating net revenues of $53.2 million from 62 clients during the most recent twelve months ended December 31, 1997. The Company had 162 client-serving professionals as of December 31, 1997.

     The Company's revenues are comprised of professional fees for services rendered to clients which are billed either monthly or semi-monthly in accordance with the terms of the client engagement. Prior to the commencement of a client engagement, the Company and its client agree on fees for services based upon the scope of the project, Diamond staffing requirements and the level of client involvement. The Company recognizes revenues as services are performed in accordance with the terms of the client engagement. Out-of-pocket expenses are reimbursed by clients and offset against expenses incurred and are not included in recognized revenues. Provisions are made for estimated uncollectible amounts based on the Company's experience. Although the Company from time to time has been required to make revisions to its clients' estimated deliverables, to date none of such revisions has had a material adverse effect on the Company's operating or financial results.

     The largest portion of the Company's costs consist primarily of employee-related expenses for its client-serving professionals and other direct costs, such as third-party vendor costs and unbilled travel costs associated with the delivery of services to clients. The remainder of the Company's costs are comprised of the expenses associated with the development of the business and the support of its client-serving professionals, such as professional development and recruiting, marketing and sales, and management and administrative support. Professional development and recruiting expenses consist primarily of recruiting and training costs. Marketing and sales expenses consist primarily of the costs associated with the Company's development and maintenance of its marketing materials and programs, in addition to other marketing programs. Management and administrative support expenses consist primarily of the costs associated with operations, finance, information systems, facilities and other administrative support for project personnel.

     The Company regularly reviews its fees for services, professional compensation and overhead costs to ensure that its services and compensation are competitive within the industry. In addition, Diamond periodically monitors the progress of client projects with client senior management. The Company manages activities of its professionals by closely monitoring engagement schedules and staffing requirements for new engagements. Because most of the Company's client engagements are, and may be in the future, terminable by the client without penalty, an unanticipated termination of a client project could require the Company to maintain underutilized employees. While professional staff must be adjusted to reflect active engagements, the Company must maintain a sufficient number of senior professionals to oversee existing client engagements and participate in the Company's sales efforts to secure new client assignments.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected statement of operations data as a percentage of net revenues:

                                                                              NINE MONTHS
                                                        YEAR ENDED               ENDED
                                                         MARCH 31,            DECEMBER 31,
                                                  -----------------------    --------------
                                                  1995     1996     1997     1996     1997
                                                  -----    -----    -----    -----    -----
    STATEMENT OF OPERATIONS DATA:
    Net revenues..............................    100.0%   100.0%   100.0%   100.0%   100.0%
                                                  -----    -----    -----    -----    -----
    Operating expenses:
      Project personnel and related
         expenses.............................     65.0     58.1     58.2     62.1     54.6
      Professional development and
         recruiting...........................     10.9     17.4     16.7     17.1     10.6
      Marketing and sales.....................      3.5      2.3      5.1      4.5      5.7
      Management and administrative support...     24.2     17.0     16.9     18.4     15.1
                                                  -----    -----    -----    -----    -----
         Total operating expenses.............    103.6     94.8     96.9    102.1     86.0
                                                  -----    -----    -----    -----    -----
    Income (loss) from operations.............     (3.6)     5.2      3.1     (2.1)    14.0
    Interest income, net......................      0.7      0.6      0.4      0.3      2.0
                                                  -----    -----    -----    -----    -----
    Income (loss) before taxes................     (2.9)     5.8      3.5     (1.8)    16.0
    Income taxes..............................       --     (1.1)    (1.8)     0.4     (6.4)
                                                  -----    -----    -----    -----    -----
    Net income (loss).........................     (2.9)%    4.7%     1.7%    (1.4)%    9.6%
                                                  =====    =====    =====    =====    =====

NINE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 1996

     The Company's net income of $4.0 million during the nine months ended December 31, 1997 improved from the net loss of $380,000 during the same period in the prior year as a result of increased revenues combined with an improvement in the utilization of its client-serving professionals, partially offset by an increase in expenses required to support the Company's growth during the period. The Company's net loss in the year-earlier period resulted primarily from the loss of two projects as a result of clients' cancellations of business initiatives during the last quarter of fiscal 1996 and the first quarter of fiscal 1997. The Company responded to these project cancellations and the resulting business circumstances during the quarter ended September 30, 1996, by reducing spending levels, including the elimination of its bonus programs for the year ended March 31, 1997, while maintaining the consulting capacity required to support growth.

     The Company has reinstated its bonus programs effective for fiscal 1998 and will award bonuses to Partners and employees at the end of the fiscal year ending March 31, 1998 if the Company's overall performance during the nine months ended December 31, 1997 is sustained for the remainder of the fiscal year. Accordingly, the Company has recognized bonus expense of $4.5 million during the nine months ended December 31, 1997 as compared to none during the same period in the prior year. The amount of the bonus expense for the full fiscal year will depend on the Company's results of operations and other performance measures for the remainder of the fiscal year.

     The Company's net revenues increased 59.5% to $41.9 million during the nine months ended December 31, 1997 as compared to the same period in the prior year. The increase in the Company's net revenues reflects an increase in the volume of services delivered to new clients, as well as the leveraging of the Company's existing client base. For the nine months ended December 31, 1997, $12.1 million of revenue was derived from services delivered to new clients and $29.8 million related to the completion of projects or the undertaking of additional projects from the Company's client base of the previous fiscal year. The Company served 54 clients during the nine months ended December 31, 1997 (of which 26 were clients during the prior fiscal year) as compared to 39 clients served during the same period in the prior year.

     Project personnel and related expenses increased $6.6 million, or 40.2%, to $22.9 million during the nine months ended December 31, 1997 as compared to the same period in the prior year. This increase resulted from an increase in the number of client-serving professionals to respond to growth, combined with the impact of the reinstatement of the bonus program during the current year. The Company increased its client-serving professional staff from 143 at December 31, 1996 to 162 at December 31, 1997. As a percentage of net revenues, project personnel and related expenses decreased from 62.1% to 54.6% during the nine months ended December 31, 1997, reflecting the improvement in utilization of its client-serving professionals.

     Professional development and recruiting expenses decreased $30,000 during the nine months ended December 31, 1997 as compared to the same period in the prior year. This decrease reflects the initial investment in certain intellectual capital programs during the nine months ended December 31, 1996, partially offset by the Company's training of a higher number of client-serving professionals during the nine months ended December 31, 1997. The Company has continued its recruiting and training programs to support the growth of the business. As a percentage of net revenues, professional development and recruiting expenses decreased to 10.6% as compared to 17.1% during the same period in the prior year as a result of the Company's improved operating leverage resulting from its net revenue growth.

     Marketing and sales expenses increased $1.2 million to $2.4 million during the nine months ended December 31, 1997 as compared to the same period in the prior year as a result of the Company's investment in its marketing and branding programs. The Company's marketing activities in the current fiscal year were focused on (i) the development of its magazine, "Context", which was launched during the quarter ended December 31, 1997 and (ii) the promotion of intellectual capital through the Diamond Exchange, the Company's executive learning forum for senior executives. As a percentage of net revenues, marketing and sales expenses increased from 4.5% to 5.7%.

     Management and administrative support expenses increased from $4.8 million to $6.3 million, or 30.2%, during the nine months ended December 31, 1997 as compared to the same period in the prior year. This increase resulted from the cost of additional facilities, equipment and personnel necessary to support the Company's growth and increased consulting capacity, combined with the impact of the reinstatement of bonus programs. As a percentage of net revenues, management and administrative support expenses decreased from 18.4% to 15.1% as a result of the Company's improved operating leverage resulting from its net revenue growth.

FISCAL 1997 COMPARED TO FISCAL 1996

     The Company's net income decreased $603,000 during fiscal 1997 fundamentally because of a net loss incurred during the six months ended September 30, 1996 totaling $1.1 million. This net loss was more than offset by net income of $1.7 million during the subsequent six months ended March 31, 1997. The Company's net income improvement during the last half of fiscal 1997 resulted from increased revenues, combined with the impact of cost reductions implemented during the year.

     The Company's net revenues continued to grow during each of the quarters in fiscal 1997, despite the cancellation of two significant projects during the last quarter of fiscal 1996 and the first quarter of fiscal 1997. The cancellation of these projects resulted from (i) one client's acquisition of an existing business which eliminated its need for Diamond's continued services in assisting the client in the establishment of a similar business and (ii) the other client's cancellation of the business initiative for which the Company had been retained. The revenues from these two clients represented approximately $3.8 million in the quarter ended March 31, 1996 and, after such cancellations, represented approximately $1.5 million in the quarter ended June 30, 1996, $300,000 in the quarter ended September 30,

1996 and zero in the quarter ended December 31, 1996. At the time of these project cancellations, the Company was in the process of increasing the number of its client-serving professionals to support anticipated revenue growth. Accordingly, the lost revenue associated with these projects, together with the expanded capacity for future anticipated revenue growth, resulted in a higher than expected percentage of unassigned professionals during each of the quarters ended June 30, 1996 and September 30, 1996 and net losses in these quarters of $714,000 and $385,000, respectively.

     The Company responded to the impact of this lost revenue and reduced utilization of its client-serving professionals by evaluating its cost structure and eliminating, or deferring, certain planned spending and terminating certain non-client-serving professionals. At the same time, the Company elected to retain existing client-serving professionals so that it could be in a position to respond to anticipated future growth. Finally, the following compensation reductions were implemented to help the Company recover from the situation: (i) the Company eliminated employee bonuses for the year ended March 31, 1997; (ii) the Partners agreed to a temporary 8.3% reduction in compensation for one year commencing with the quarter ended December 31, 1996; and (iii) certain of the Partners forgave prior years, deferred compensation totaling approximately $485,000 during each of the quarters ended December 31, 1996 and March 31, 1997, which were recognized as a reduction in operating expenses in the respective periods.

     The Company's response to these project cancellations and the resulting business circumstances effectively reduced spending levels, while maintaining the consulting capacity required to support future growth. In the aggregate the Company reduced its expense levels by approximately $800,000 in the quarter ended September 30, 1996, approximately $1.1 million in each of the quarters ended December 31, 1996, and March 31, 1997, and $200,000 in each quarter ended June 30, 1997 and September 30, 1997 as compared to the expense levels included in the quarter ended June 30, 1996.

     The Company's net revenues increased 42.6% to $37.6 million in fiscal 1997. The increase in the Company's net revenues reflects an increase in the volume of services delivered to new clients, as well as the leveraging of the Company's existing client base by undertaking additional projects for these clients. For the year ended March 31, 1997, $18.3 million of revenue was derived from services delivered to new clients and $19.3 million related to the completion of projects or undertaking additional projects from the Company's client base of the previous fiscal year. The Company served 45 clients during fiscal 1997 (of which 16 were clients during the prior fiscal year) as compared to 24 clients during fiscal 1996.

     Project personnel and related expenses increased $6.6 million to $21.9 million during fiscal 1997. In the aggregate, project personnel and related expenses increased 42.8% from the prior year due to the increase in the number of its client-serving professionals hired during the period to respond to anticipated future growth. The Company increased its client-serving professional staff from 115 at March 31, 1996 to 146 at March 31, 1997. As a percentage of net revenues, project personnel and related expenses increased slightly from 58.1% to 58.2% during fiscal 1997.

     Professional development and recruiting expenses increased from $4.6 million to $6.3 million, or 36.7%, during fiscal 1997 due to the increase in recruiting and the training of a higher number of professional consultants. The increase also reflects the Company's continued emphasis on its investment in recruiting and training to support the growth of its business as partially offset by certain cost containment initiatives undertaken in response to the previously described project cancellations. As a percentage of net revenues, professional development and recruiting expenses decreased to 16.7% as compared to 17.4% during fiscal 1996.

     Marketing and sales expenses increased from $606,000 to $1.9 million during fiscal 1997. As a percentage of net revenues, these expenses increased from 2.3% to 5.1%, reflecting the Company's expanded investment in its marketing and sales programs.

     Management and administrative support expenses increased from $4.5 million to $6.3 million during fiscal 1997, or 42.3% as a result of the additional facilities, equipment and personnel necessary to support the Company's growth and increased consulting capacity. As a percentage of net revenues, management and administrative support expenses decreased slightly from 17.0% to 16.9%.

FISCAL 1996 COMPARED TO FISCAL 1995

     The Company's net revenues increased 105.1% to $26.3 million in fiscal 1996, as compared to $12.8 million in fiscal 1995. The increase in the Company's net revenues reflects an increase in the volume of services delivered to new clients, as well as the leveraging of the Company's existing client base by undertaking additional projects for these clients. For the year ended March 31, 1996, $6.9 million of revenue was derived from services delivered to new clients and $19.4 million related to the completion of projects or undertaking additional projects from the Company's client base of the previous fiscal year. The Company served 24 clients during fiscal 1996 (of which 12 were clients during the prior year) as compared to 16 clients during the same period in the prior year.

     Project personnel and related expenses increased from $8.4 million to $15.3 million, or 83.4%. This reflects the increase in the number of client-serving professionals required to support the Company's growth during the period and to respond to anticipated future growth. In response to the Company's requirements for additional project personnel, the Company increased its number of client-serving professionals from 69 at March 31, 1995 to 115 at March 31, 1996. As a percentage of net revenues, these expenses decreased from 65.0% to 58.1% during fiscal 1996, reflecting the Company's improved utilization of its client-serving professionals relative to the preceding year.

     Professional development and recruiting expenses increased from $1.4 million to $4.6 million during fiscal 1996. As a percentage of net revenues, these expenses increased from 10.9% to 17.4% in fiscal 1996. This increase reflects the Company's emphasis on its investment in recruiting and training to support the growth of its business and to conduct internal training to support the assimilation and development of its highly skilled employee base.

     Marketing and sales expenses increased from $451,000 to $606,000, or 34.4%, during fiscal 1996 as a result of the Company's expanded investment in its marketing and sales programs. As a percentage of net revenues, marketing and sales expenses decreased from 3.5% in 1995 to 2.3% in fiscal 1996.

     Management and administrative support expenses increased from $3.1 million to $4.5 million, or 43.5%, during fiscal 1996 as a result of the additional facilities, equipment and personnel necessary to support the Company's growth and increased consulting capacity. As a percentage of net revenues, management and administrative support expenses decreased from 24.2% to 17.0% as a result of the Company's improved operating leverage resulting from the Company's net revenue growth.

     The Company's effective tax rate of 19.6% in fiscal 1996 was lower than the federal statutory rate primarily due to the recognition of benefits not recognized during fiscal 1994 and 1995. The Company did not recognize these benefits in fiscal 1994 and 1995 because of its operating losses during those years, its limited operating history and the likelihood of their realization at the end of each of those fiscal years.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     Set forth below are selected statements of operations and other operating data for each of the Company's full quarters covering the last two fiscal years and the nine months ended December 31, 1997. In the Company's opinion, this data has been prepared on the same basis as the audited financial statements and includes all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information for the period presented when read in conjunction with the Consolidated

Financial Statements and notes thereto contained elsewhere herein. Results of operations for any previous fiscal quarter are not necessarily indicative of results for any future period.

                                                                  QUARTER ENDED
                                ---------------------------------------------------------------------------------
                                JUNE 30,   SEPT 30,   DEC 31,   MAR 31,   JUNE 30,   SEPT 30,   DEC 31,   MAR 31,
                                  1995       1995      1995      1996       1996       1996      1996      1997
                                --------   --------   -------   -------   --------   --------   -------   -------
                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues..................   $5,863     $5,975    $6,918    $7,583    $ 7,753     $8,336    $10,156   $11,312
Income (loss) from
 operations...................   $  363     $  149    $  433    $  429    $(1,215)    $ (589)   $ 1,235   $ 1,715
Net income (loss).............   $  312     $  159    $  383    $  382    $  (714)    $ (385)   $   719   $ 1,013
OTHER OPERATING DATA:
Number of clients served......       13         10        13        17         21         25         29        32
Number of clients generating
 revenues greater than $250...        8          9         8         7         11         11         16        16
Average revenue per client....   $  451     $  598    $  532    $  446    $   369     $  333    $   350   $   354

                                        QUARTER ENDED
                                -----------------------------
                                JUNE 30,   SEPT 30,   DEC 31,
                                  1997       1997      1997
                                --------   --------   -------
                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net revenues..................  $12,101    $14,359    $15,390
Income (loss) from
 operations...................  $ 1,260    $ 2,105    $ 2,498
Net income (loss).............  $   867    $ 1,433    $ 1,724
OTHER OPERATING DATA:
Number of clients served......       33         30         35
Number of clients generating
 revenues greater than $250...       14         17         19
Average revenue per client....  $   367    $   479    $   440

     The Company has experienced quarterly fluctuations in its operating results partially due to its rapid growth since inception, together with the impact of the Company's considerable investments in recruiting, training and marketing during the periods.

     The Company has recovered from the net losses incurred during the two quarters ended September 30, 1996, primarily because of the expansion of its client base and key client relationships. The resulting growth in net revenues since that time has enabled the Company to continue to increase the number of client-serving professionals and develop its corporate identity and marketing programs to support future growth. See "Nine Months Ended December 31, 1997 Compared to Nine Months Ended December 31, 1996," "Fiscal 1997 Compared to Fiscal 1996" and "RISK FACTORS -- Recent Operating Losses and Limited Operating History," "-- Variability of Quarterly Operating Results," and "-- Concentration of Revenues."

LIQUIDITY AND CAPITAL RESOURCES

     The Company closed its initial public offering of common stock in April 1997 and received net proceeds totaling approximately $10.1 million. The Company used $2.0 million of the proceeds from the initial public offering to repay a loan from Safeguard.

     The Company also maintains a revolving line of credit pursuant to the terms of a secured credit agreement from a commercial bank under which the Company may borrow up to $3.0 million at an annual interest rate based on the prime rate or based on the LIBOR rate plus 2.5%, at the Company's discretion. This line of credit is secured by a lien on all of the property of the Company and the Company's wholly owned subsidiary. This line of credit has been reduced to account for letters of credit outstanding. As of December 31, 1997, the Company had approximately $2.3 million available under this line of credit.

     The Company's billings for the quarter ended December 31, 1997 totaled $17.8 million. These amounts include billings to clients for out-of-pocket expenses that are reimbursed by clients which are not included in recognized revenues. The Company's gross accounts receivable balance of $4.4 million at December 31, 1997 represents 22 days of billings for the quarter.

     The Company believes that the net proceeds from the sale of the Class A Common Stock offered hereby, together with its current cash balances and cash flow from future operations will be sufficient to fund its operating requirements for at least the 12 months following the completion of this Offering. Should the Company's business expand more rapidly than expected, the Company believes that additional bank credit would be available to fund such operating and capital requirements. In addition, the Company could consider seeking additional public or private debt or equity financing to fund future growth opportunities.

YEAR 2000 ISSUE

     Many existing computer programs were designed and developed without considering the impact of the upcoming change in the century and consequently use only two digits to identify a year in the date field. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000 (the "Year 2000 Issue"). The Company has reviewed the potential impact of the Year 2000 Issue on its operations and has concluded that it will not be material.

                                    BUSINESS
OVERVIEW

     Diamond is a management consulting firm that synthesizes business strategy with IT to create innovative "digital business strategies" for leading national and multinational corporations. Diamond was founded upon a belief that effective digital business strategies can be conceived only when strategy and technology are considered in tandem, not in sequence. Once conceived, the Company believes such strategies must be implemented rapidly in order to maximize competitive benefits.

     The Company works with its clients to help them understand, develop and then manage the implementation of digital business strategies. The Company leads its clients through a process which broadens their understanding of the ways IT can be used strategically to gain competitive advantage in their markets. Diamond's professionals, working closely with client personnel, perform thorough analyses of the client's current business with a focus on alternative IT-driven business strategies. When an appropriate strategy has been developed, Diamond's professionals provide important management oversight of the strategy implementation process, which generally includes design, deployment and integration of IT solutions together with modification of business processes and organizational structure. Throughout the entire process, Diamond transfers relevant knowledge to the client organization.

INDUSTRY BACKGROUND

     Many leading corporations face a rapidly changing business environment and new competitive pressures. Success in the midst of change requires mastering increasing complexity, adapting products and services to dynamic market conditions, reducing costs and improving quality. IT is increasingly being used in a variety of innovative, strategic ways to create new businesses, products and services, open new sales and marketing channels and provide cost reduction and time-to-market advantages. For instance, technology has enabled book retailing to be accomplished in cyberspace, with no physical retail presence. Stocks and bonds can be purchased and sold on a home computer at negligible cost. Packages can be delivered overnight, with each step in the journey traceable through the Internet. As IT takes on a more prominent role as a driver of business strategy, it also creates new competitors, eliminates established sales and marketing channels, and shortens research and development cycles.

     Business leaders no longer view IT solely as a support function, but often struggle to incorporate the potential that technology holds as a driver of business strategies. Many senior executives realize that they do not have the internal expertise and capability to define and address challenges presented by blending strategy and IT. Historically, these organizations have had two options: (i) hire two separate firms (a strategic management consultant to define the problem and a systems integrator to provide a solution) or (ii) hire a full-service firm that offers both management consulting and systems integration services.

     When hiring separate firms, a management consultant first works with the senior management of the company to develop a new business strategy. Senior management then hires a systems integrator to determine and develop the information systems to support the business strategy. The Company believes this approach is inherently flawed, increases overall project cost and risk, and threatens the integrity of the strategy. Traditional management consultants typically do not have the in-depth understanding of technology needed to formulate digital business strategies. In addition, the transition to a systems integrator, which often lacks a common vision of the business objective, requires additional time and resources. The second alternative is to hire a full-service firm that offers both management consulting and systems integration services. However, these services are typically delivered by separate practices or business units within the same firm. This alternative creates two problems: economic incentive to sell other proprietary products and services that may not be required, and transition issues similar to those experienced in hiring two firms.

     The Company believes that the current business environment provides an opportunity for a firm that offers high-level strategic management consulting with an in-depth understanding of technology. In particular, management believes business leaders will increasingly seek this expertise from objective consultants unaffected by commercial interests in software, hardware or IT services practices.

THE DIAMOND ADVANTAGE

     Diamond was founded with the objective of providing superior client solutions by creating a common business culture in which strategic consulting and IT expertise are optimally integrated to design and deliver digital business strategies. The Diamond solution is distinguished by the combination of three essential characteristics: (i) the synthesis of business strategy and technology, (ii) solution objectivity, and (iii) accountability for the delivery of benefits.

     THE SYNTHESIS OF BUSINESS STRATEGY AND TECHNOLOGY

     A digital business strategy combines business strategy and technology in innovative new ways. The Company recognizes that technology does not merely support business, it creates business. Diamond simultaneously provides expertise in strategy consulting, business processes and IT, enabling the Company to identify digital business strategy opportunities for its clients that might not otherwise be considered by a management consulting firm or a systems integration firm. The Company's services are delivered through small, experienced and multidisciplinary teams that work collaboratively with the client to create an environment in which knowledge and skills are constantly shared. This transfer of knowledge is of significant value to the client.

     SOLUTION OBJECTIVITY

     A consulting firm that objectively advises on strategy cannot be in the business of selling software, hardware, or the services of programmers. Diamond has intentionally avoided entering into alliances that might influence, or be perceived to influence, the strategy that it recommends to a client. Furthermore, the Company does not offer systems integration programming services that might bias its recommendation. Diamond believes this objectivity is critical to its ability to address strategic issues and earn its clients' trust.

     ACCOUNTABILITY FOR THE DELIVERY OF BENEFITS

     In the digital age, business environments change so rapidly that the same team that develops a business strategy must be held accountable for the delivery of its benefits to the client. Rather than defining the success of an engagement by the delivery of a strategy or application, Diamond measures success in terms of the project's accomplishment of stated strategic goals such as return on investment or reduction in manufacturing cycle times. Because the Diamond solution is delivered to the client by the same multidisciplinary team that created the strategy, the time-to-market and other transition risks associated with these projects are reduced.

DIAMOND'S GROWTH STRATEGY

     Diamond's goal is to become the leader in the design and delivery of digital business strategies. As a professional services firm, there are two primary constituencies critical to the realization of this goal: the Company's professionals and its clients. Accordingly, each of the following strategies focuses on attracting, developing and retaining the Company's professionals and clients.

     ATTRACT AND RETAIN SKILLED PERSONNEL

     The Company believes that its continued success and growth require it to expand its base of highly skilled professionals. This emphasis on human resources begins with the Company's recruitment of client-serving professionals from the best business and technical schools, continues through the process of training, developing and promoting promising professionals within the Company and culminates in the sharing of equity in the Company as both an acknowledgment of merit and a means of retention.

     LEVERAGE VERTICAL EXPERTISE

     The Company believes that its vertical market focus provides a scalable structure for growth. Through a vertical focus in four key markets (insurance and health care, telecommunications and energy, financial services, and consumer products and services), the Company is able to offer digital business strategies anchored by an in-depth understanding of market-specific knowledge. The Company expects the number of vertical markets on which it focuses to change and grow as the Company's expertise and market demands evolve.

     EXPAND CLIENT RELATIONSHIPS

     The Company seeks to develop strong relationships with clients that sustain and grow repeat business. The access, contact and goodwill generated through its existing client relationships afford the Company significant opportunities to provide additional services and solutions. In addition, the Company plans to continue investing in several sales and marketing activities designed to further demonstrate the Company's capabilities to both new and existing clients. See
"-- Sales and Marketing."

     DELIVER SERVICES THROUGH MULTIDISCIPLINARY TEAMS

     In order to maintain a differentiated service offering, the Company seeks to develop and sustain a business culture that is common across all disciplines in the organization. The Company seeks to promote its culture by exposing its professionals to all of the various services that Diamond provides while further developing skills in each professional's principal area of expertise.

     NURTURE AND PROMOTE INTELLECTUAL CAPITAL

     Diamond utilizes its accumulated knowledge and experience to provide relevant intellectual capital to a given project and to develop innovative solutions for its clients. The Company continuously seeks to identify and disseminate new intellectual capital throughout its organization to keep abreast of business and technology trends. Intellectual capital is provided by individuals both within and outside the Company and incorporated into the Company's practice and training.

     MARKET DIAMOND BRAND IMAGE

     Diamond intends to continue to invest in the development and maintenance of its brand identity in the marketplace. The Company promotes its name and credentials through publications, seminars, speaking engagements, media and analyst relations, direct marketing, the World Wide Web and other efforts. The Company believes that building a brand image facilitates the lead generation process by raising awareness of the Company, and consequently, increasing the number of opportunities to propose on new projects.

DIAMOND'S SERVICES

     The Company designs and manages the delivery of digital business strategies. Diamond leads a client through a process combining creative and analytical thinking with an in-depth understanding of IT to enable the client to conceptualize its business differently, and then designs and delivers a digital business strategy. This is fundamentally different than the traditional, sequential approach that addresses strategy first, followed by development of new or revised IT solutions.

     A small project team of Diamond consultants with expertise in strategy, business processes and IT works closely with the client throughout this process. The phases which are included on any given client project, and the amount of time spent on each phase vary greatly depending upon the scope of work and the readiness of the client organization to change. The Company's Service Delivery Process is generally outlined in the following diagram:

Learning - Collaboration - Prototyping - Strategy - Architecture - Development -
                                  Deployment


                  Executive Alignment --- Program Management

     EXECUTIVE ALIGNMENT SEGMENT

     The executive alignment segment of the process is designed to help the client explore the new strategic possibilities of technology before determining a strategy. This segment consists of three phases: learning, collaboration and prototyping. Learning helps clients explore and understand the new strategic possibilities of technology in order to set preliminary goals. Collaboration gains consensus within the client's organization on these preliminary goals. Prototyping tests the goals to ensure they are realistic and prioritizes them based on desired results. This segment leads to the development of a digital business strategy to achieve a client's objectives.

     STRATEGY SEGMENT

     Based on the results of the executive alignment segment, a digital business strategy is then determined by the Company and the client. The strategy is a blueprint to help the client reach its goal. When determining the strategy, the team further evaluates the dynamics of the client's competitive and financial environments. Importantly, specific performance goals and detailed deployment plans for the new strategy are created, which constitute milestones by which the client can readily measure results during the deployment phase. The deployment plans developed in this phase correspond to the requirements of the project, but generally include an organizational strategy, a process redesign strategy and an IT strategy.

     PROGRAM MANAGEMENT SEGMENT

     The objective of the program management segment is to maintain focus on the business value of the project throughout the implementation of the strategy. While Diamond manages the implementation of digital business strategies, it does not provide programming services. The Company's collaborative approach utilizes the client's IT staff for programming functions. In the event that a client's organization is unable to provide such functions internally, Diamond subcontracts to third-party software programmers or systems integrators selected for their expertise. Diamond's program management services provide the leadership and management needed to implement adjustments to the deployment plan as needed to deliver a solution on time and within budget. Key variables managed throughout this segment include project content, constituencies affected by the project, knowledge transferred, risk associated with the project and resources utilized.

     Program management services are delivered either as part of the implementation of a strategy, or as a service by itself. As part of the implementation of a strategy, program management consists primarily of three phases: architecture, development and deployment. Architecture defines the implementation of a new strategy, including its business and technical components. Development involves the transfer of specific knowledge about new technologies and processes to the client. Deployment consists of the management of the implementation of the strategy using the client's IT management and programming resources. When delivered as a separate service, program management services are used to manage very large, enterprise-wide initiatives, or to help a client regain control of a project that has materially deviated from plan.

SALES AND MARKETING

     The principal sales activities of the Company are managed by senior Partners. The senior Partners are responsible for building relations with senior executives of existing and potential clients and for formulating and executing the Company's sales and marketing strategy. The senior Partners call on existing and potential clients, discuss potential engagements, negotiate the terms of engagements, and direct the staffing and execution of consulting projects.

     The Company primarily sells its services to senior executives of national and multinational corporations. Although every client relationship is unique, the Company's client relationships to date generally have included multiple projects. Diamond has divided its Partners into vertical groups focused on four industry sectors: insurance and health care, telecommunications and energy, financial services, and consumer products and services. The sales efforts in each group are led by a senior Partner who is assigned revenue and profit contribution responsibility. New projects are sought within each group from both new prospects and existing clients. Each vertical group maintains a current list of targeted prospects which are tracked on an ongoing basis by senior management of the Company. Building on leads generated through the Company's marketing programs, senior Partners engage in dialogue with client and prospect senior management which can result in formal consulting engagements.

     The primary focus of the Company's marketing programs is to generate leads through building relationships and educating client prospects about Diamond. The Company has initiated a number of relationship-marketing programs designed to complement, encourage and accelerate personal relationships. The Company builds relationships both directly and on a collaborative basis with members of the Diamond Network (see "-- Intellectual Capital") and through relationships with certain third-party industry executives, called "client relationship executives"
(CREs). Members of the CRE program are typically semi-retired senior executives with a wide network of contacts in a given industry. The Company currently has eight CREs focusing in the telecommunications and energy, financial services, and consumer products and services industries.

     Complementing the relationship-marketing programs are a variety of other business development and marketing techniques used to communicate directly with current and prospective clients, including publications, surveys, a promotion of an upcoming book, newsletters, media and analyst relations, speeches and a homepage on the World Wide Web. Three of the more substantive marketing efforts include the publication of the business magazine, Context; the development and publishing of Digital Strategies Surveys; and an upcoming book focusing on digital business strategy. Each of these three programs is designed to educate the market on the opportunities of digital business strategies, demonstrate the Company's intellectual capital, and create an ongoing dialogue with client prospects.

     Context is a controlled-circulation magazine covering the growing intersection of business and technology that is distributed quarterly to approximately 32,000 senior executives (CEOs and their direct reports in the United States). The Digital Business Strategy Surveys are a series of research that provide benchmarks for senior executives facing the convergence of business strategy and technology. "Unleashing the Killer App: Digital Strategies for Marketing Dominance" is a book co-authored by a Diamond Partner and a member of the Diamond Network and is scheduled to be published in May 1998.

REPRESENTATIVE CLIENTS

     Diamond currently focuses on providing services to clients primarily in four major industry sectors: insurance and health care, telecommunications and energy, financial services, and consumer products and services. The Company intends to expand the industries in which it focuses as its expertise and market demands evolve.

The following are examples of clients that are representative of the Company's business:

     INSURANCE COMPANY

     This multi-billion dollar specialty insurer initially engaged Diamond to design strategies to sustain the superior revenue performance and growth in shareholder wealth that it had experienced over the last several years. The project commenced with a 1 1/2-day executive workshop where management explored the potential impacts of technology on the company. The project then evolved into the development of a model for a technology-based, customer-centric strategy to reshape the company into a customer-focused business. Diamond was then engaged to work with the client to assess the IT organization and develop business, economic and technical architecture implementation plans. The plans called for revamping the client's entire operations (including product development, marketing, sales and service functions) in order to focus on the customer using the Internet and other technologies. Diamond is currently working with the client to create the first of a series of deployment plans to implement the customer-centric strategy and realize the benefits. In concurrent projects, Diamond reviewed the migration and consolidation requirements for the client's benefits function, as well as defined criteria for the client to assess potential outsourcing vendors.

     ENERGY RETAILER

     Diamond was initially engaged to assist this investor-owned electric utility in developing a new business that offered power from renewable sources to consumers in newly deregulated markets. Diamond worked with the client to develop a digital business strategy that will differentiate the company by creating an electronic dialogue with its customers over the Internet, track behaviors and subsequently adapt to their specific desires over time. Diamond's relationship with this client consists of five separate, but related, projects:
(i) the conduct of an economic viability study that explored technology and industry trends affecting the ability of the client to reach retail and small-business customers with renewable power, (ii) the development of the digital business strategy and business plan to secure the external funding needed, (iii) the development of a fundable business strategy and technology/ operations implementation plan, (iv) the management of the technology and operations infrastructure roll-out, including a network of third-party vendors, and (v) the ongoing counsel to the client with respect to its efforts in shaping the rules of engagement in the deregulated energy markets.

     FINANCIAL SERVICES COMPANY

     This large, middle-market commercial finance company identified technology as a key factor in its plan to capitalize on attractive opportunities in the emerging market made up of small- to mid-size borrowers. Diamond was selected to work with the client as a result of contacts developed through the Diamond Exchange, the Company's executive learning forum, and capabilities demonstrated to the client on prior projects. Diamond's initial role was to develop a technical architecture plan to effectively leverage the client's IT infrastructure investment. This role expanded into the implementation of the new technical architecture, as well as a project to help the client design an intranet to facilitate corporate communications. This role evolved into the exploration of a digital business strategy to capitalize on the new small- to mid-size market. The digital business strategy project grew through three phases: (i) the exploration with the client's senior management to discover various opportunities offered by technology, (ii) the development of a working business strategy and plan balanced with the operational capabilities of the client, and (iii) the development of a sequence of implementation plans to realize the benefits identified in the strategy.

INTELLECTUAL CAPITAL

     Consulting firms are notably knowledge-intensive organizations. In the past, the existence of accumulated experience within a consulting firm was enough to attract and retain clients. Today, information is more readily accessible and the useful life of new knowledge is shortening. In recognition of this trend, Diamond has developed programs to identify, capture and disseminate intellectual capital from individuals both within and outside the Company.

     KNOWLEDGE LEADERS

     The Company has created a career path for certain of its professionals who desire to specialize in a particular area, such as technical architecture, electronic commerce or supply-chain operations. Diamond refers to these professionals as "knowledge leaders" within its organization. Knowledge leaders are responsible for identifying new developments within their respective areas of expertise and capabilities, and applying that knowledge to client projects and within the organization. Diamond currently has four Partner-level knowledge leaders and anticipates that more knowledge leaders will be added in the future.

     DIAMOND EXCHANGE

     The Diamond Exchange is a series of executive learning forums that the Company launched in February 1997. Senior executives ranging from CEOs to CIOs are invited to participate in the Diamond Exchange. The Company provides its paid-subscription members with innovative, leading-edge research to explore and understand the strategic risks and opportunities of emerging technologies. Diamond Exchange members meet three times a year to discuss current issues and research findings, and their business implications. During these meetings, Diamond provides the members of the Diamond Exchange with the opportunity to discuss their issues with Diamond Network members and other business leaders. There are also three smaller working sessions throughout the year. The objectives of this program are threefold: (i) to help clients and prospects learn and research the strategic possibilities of technology in the digital future; (ii) to maintain and develop relationships with clients; and (iii) to build intellectual capital and integrate it into the Company.

     DIAMOND NETWORK

     The Diamond Network is a group currently comprised of 12 recognized business and technology leaders associated with the Company. Members of the Diamond Network provide Diamond with a set of skills that augment and enhance the value that Diamond can provide to its clients. Diamond Network members provide a source of intellectual capital, introduce the Company to prospective clients, serve as faculty to the Diamond Exchange (see above), and participate in client projects. Members are contractually committed to dedicate a certain number of days to Diamond to support marketing, sales, and client work. Diamond Network relationships are generally non-exclusive, two-year contracts. Members are compensated with a combination of stock options and per diem payments for services provided to the Company or its clients on the Company's behalf. Current members of the Diamond Network include:

          JOHN PERRY BARLOW is a writer and lecturer on the social, legal and economic issues arising on the border between the physical and virtual worlds. He is a contributing writer for Wired magazine and co-founder and vice chairman of the Electronic Frontier Foundation, an organization that promotes freedom of expression in digital media.

          GORDON BELL is a senior researcher with Microsoft Corporation and computer consultant-at-large. Mr. Bell spent 23 years at Digital Equipment Corp. as vice president of research and development where he managed the development of the first time-sharing and mini-computers, and led the development of the DEC VAX.

          LEONARD L. BERRY, PH.D. is a professor of marketing and director of the Center for Retailing Studies at the College of Business Administration at Texas A&M University. Dr. Berry is the former national president of the American Marketing Association and holds the JC Penney Chair in Retailing Studies.

          LARRY DOWNES is a consultant and speaker on the impact of digital technologies on business strategy. Mr. Downes has co-authored "Unleashing the Killer App: Digital Strategies for Market Dominance," which is scheduled to be published by Harvard Business School Press in May 1998.

          TIM GALLWEY consults in the area of learning in the business environment. Mr. Gallwey has worked with a number of major corporations to develop the coaching skills of their managers and to create work environments that support learning and peak performance.

          JAMES H. GILMORE is a co-founder (with B. Joseph Pine II) of Strategic Horizons LLP. Mr. Gilmore provides expertise in the areas of creativity and Mass Customization (using technology to efficiently customize goods and services to individual customers).

          ALAN C. KAY, PH.D. is a Disney fellow and vice-president of research and development for Walt Disney Imagineering and also a member of Diamond's Board of Directors. Dr. Kay was also a founding principal of the Xerox Palo Alto Research Center, chief scientist of Atari, Inc. and an Apple

     Computer fellow. Dr. Kay was one of the principal inventors of personal computing, the bit map screen, overlapping window interfaces, and object-oriented programming. He contributed to the inventions of 3D graphics and the ARPANet (now the Internet).

          ANDREW LIPPMAN, PH.D. is an associate director and a founding member of the Media Lab at the Massachusetts Institute of Technology. Currently, he is on the science council of the Corporation for National Research Initiatives' program to develop global information infrastructures.

          B. JOSEPH PINE II is a co-founder (with James H. Gilmore) of Strategic Horizons LLP. Mr. Pine provides expertise in the area of Mass Customization (using technology to efficiently customize goods and services to individual customers). He is author of "Mass Customization: The New Frontier In Business Competition".

          DAVID P. REED, PH.D. is an information architect and independent entrepreneur who focuses on designing the information space in which people, groups and organizations operate. He was a senior scientist at Interval Research Corp., vice-president and chief scientist for Lotus Development Corp., and vice-president of research and development and chief scientist at Software Arts Inc.

          RICHARD Y. WANG, PH.D. is co-director for Total Data Quality Management Research Program at the Massachusetts Institute of Technology and founder of Cambridge Research Group, a firm specializing in data quality management.

          MARVIN ZONIS, PH.D. is a professor of international political economy and leadership at the University of Chicago Graduate School of Business. He is an expert and consultant on political risk and emerging markets, Mideast politics, the oil industry, and the foreign policies of Russia and the United States.

     The intellectual capital gathered through these various programs is shared throughout the Company in both formal and informal ways. Some formal venues include frequent all-hands meetings, the Diamond Exchange learning forum, and the Company's interactive case-based training and development programs.

HUMAN RESOURCES AND CULTURE

     As of December 31, 1997 Diamond had 206 employees. Of these employees, 162 were client-serving professionals and 44 were management and administrative personnel comprising marketing, human resources, finance, accounting, legal, internal information systems and administrative support.

     The responsibilities of a Partner include client relationship development, business development, client management, program management, thought leadership, professional staff development and mentoring. Partners typically have ten to 20 years, or more, of experience.

     CULTURE

     Diamond believes its ability to simultaneously provide expertise in strategy, business processes and IT is dependent upon its ability to develop and sustain a business culture that is common across all disciplines in the organization. Three primary elements comprise Diamond's culture: (i) an environment that intellectually challenges its personnel through continuous training and client work; (ii) consistency in compensation and career paths across all disciplines and skill sets within the firm; and (iii) participation by all employees in the continuing development and ownership of the firm. The Company plans to further strengthen its culture through various policies and programs and by continuing to increase promotions from within the organization.

     RECRUITING

     The Company intends to grow primarily from within to maintain a strong culture. The Company's success will depend on its ability to continue to attract, retain and motivate highly skilled employees to support current operations and future growth. The Company attributes its success in hiring these people to its ability to provide individuals with competitive compensation, multidisciplinary training and career development, attractive long-term career advancement opportunities, small teams and a collaborative approach to consulting.

     Although a significant number of the Company's current employees were hired directly from other firms, a growing number of associates are being hired annually from graduate business programs at many of the country's leading universities. The Company also has a summer associate program that provides an additional source of graduate business program hires. Over time, the Company expects to hire a majority of its employees from these programs and, as a result, the more senior levels will be filled from internal promotions.

     TRAINING AND DEVELOPMENT

     The Company's training and professional development programs help it to deliver high-quality services to its clients, as well as to attract and retain highly skilled professionals. The Company has developed programs that ensure all individuals have the opportunity to develop consulting, business and IT skills throughout their careers. These programs reinforce Diamond's culture by exposing all professionals to the various services Diamond provides while further developing deep skills in each professional's principal area of expertise.

     COMPENSATION

     The Company's compensation programs have been structured to attract and retain highly skilled professionals by offering competitive base salaries coupled with annual cash bonus opportunities. Equity is used at all levels within the organization to provide long-term wealth creation opportunities and to retain individuals through vesting provisions. Diamond believes that those professional services firms able to offer equity will be more successful in attracting and retaining talented individuals to their organizations.

     Individuals below the Partner level are awarded annual cash bonuses based on their performance as it compares to their peers. Partners can receive an annual bonus comprised of both cash and equity commensurate with their level of responsibility and based on the overall performance of the Company. Non-Partners are granted stock options at the time of hire and/or promotion, based on their level. These options vest after three years. Partners buy stock and are granted stock options upon being elected a Partner. Additional equity grants are made in conjunction with movement through the Partner levels. Stock and options issued to Partners vest annually over five years.

COMPETITION

     The Company's primary competitors include management consulting firms, systems integrators and firms that provide both management consulting and systems integration services. Many of the Company's competitors are substantially larger than the Company and have significantly greater financial, technical and marketing resources, greater name recognition and greater revenues than the Company. Management believes that competition may increase from the large traditional management consulting firms as these firms increase their use of IT in their consulting services and enter the digital business strategy market. The Company believes that the principal criteria considered by prospective clients when selecting a consulting firm to develop and implement digital business strategies include: scope of services, service delivery approach, technical and industry expertise, perceived value, objectivity and a results orientation.

     Furthermore, the Company faces the additional challenge of competing for and retaining the best personnel available in the digital business strategy market. As other firms enter the digital business strategy market, the Company believes that its client-serving professionals and employees may be targeted by other firms to satisfy their own personnel needs.

FACILITIES

     The Company's headquarters and principal administrative, information systems, financial, accounting, marketing, legal and human resources operations are located in approximately 35,000 square feet of leased space in Chicago, Illinois. The approximate payments due from the Company under this lease for the 1998 and 1999 fiscal years are $800,000 and $1,000,000, respectively. This lease expires in 2002, but permits an extension of five years with notice. Diamond has also leased approximately 7,000 square feet of office space in Cleveland, Ohio. The approximate payments due from the Company under this lease for the 1998 and 1999 fiscal years are $200,000 and $219,000, respectively. This lease expires in 2001, but permits an extension of three years with notice. See Note 5 of Notes to Consolidated Financial Statements.

     The Company anticipates that additional office space will be required as business expands and believes that it will be able to obtain suitable space as needed.

LEGAL PROCEEDINGS

     In the opinion of management, there are no claims or actions against the Company the ultimate disposition of which will have a material effect on the Company's results of operations or financial position.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

                       NAME                           AGE                   POSITION
--------------------------------------------------    ---    --------------------------------------
Melvyn E. Bergstein(1)............................    56     Chairman of the Board of Directors,
                                                             Chief Executive Officer and President
Christopher J. Moffitt(2)(5)......................    43     Senior Vice President, Secretary and
                                                             Director
Michael E. Mikolajczyk(3).........................    46     Senior Vice President, Chief Financial
                                                             and Administrative Officer, Treasurer
                                                             and Director
James C. Spira(2)(4)..............................    55     Senior Vice President and Director
Donald R. Caldwell(3)(4)(5).......................    51     Director
Edward R. Anderson(2)(5)..........................    51     Director
John D. Loewenberg(1)(4)..........................    57     Director
Alan C. Kay(3)....................................    57     Director

---------------

(1) Term expires as of the 1998 Annual Meeting of Stockholders

(2) Term expires as of the 1999 Annual Meeting of Stockholders

(3) Term expires as of the 2000 Annual Meeting of Stockholders

(4) Member of the Audit Committee

(5) Member of the Compensation Committee

     MELVYN E. BERGSTEIN co-founded the Company in January 1994 and has served as its Chairman, Chief Executive Officer and President since that time. From 1991 to 1993, Mr. Bergstein at various times served as vice chairman, executive vice president, president and co-chief executive officer, and as a member of the board of directors of Technology Solutions Company, a publicly traded, Chicago-based systems integrator. From 1989 to 1991, he was senior vice president -- systems integration for Computer Sciences Corporation. From 1968 to 1989, Mr. Bergstein held a number of positions with Arthur Andersen & Co.'s consulting division (now Andersen Consulting). While with Andersen Consulting, Mr. Bergstein served as partner from 1977 to 1989 and managing director of worldwide technology from 1985 to 1989. Mr. Bergstein served on Arthur Andersen's Board during the 1985 to 1989 period, and as chairman of Arthur Andersen's Consulting Oversight Committee during 1989. Mr. Bergstein received his bachelors degree from the University of Pennsylvania. Mr. Bergstein is also a member of the board of directors of Integrated Systems Consulting Group, Inc., a publicly traded company and a Safeguard partnership company.

     CHRISTOPHER J. MOFFITT co-founded the Company in January 1994 and has served as Senior Vice President, Secretary and a member of the Board of Directors of the Company since that time. From 1988 to 1993, he served as senior vice president of Technology Solutions Company. From 1986 to 1988, Mr. Moffitt was a principal in the Management Consulting Group of Arthur Young & Co. (a predecessor to Ernst & Young, LLP) where he became partner in 1988. From 1981 to 1986, Mr. Moffitt served as director of information systems for Neiman Marcus. Mr. Moffitt began his career in 1974 with Electronic Data Systems as a systems engineer and account manager. Mr. Moffitt received his bachelors degree from the University of Miami.

     MICHAEL E. MIKOLAJCZYK joined the Company in April 1994 and has served as Senior Vice President, Chief Financial and Administrative Officer and a member of its Board of Directors since that time. From

1993 to 1994, he served as senior vice president of finance and administration and chief financial officer for Technology Solutions Company. From 1981 to 1993, Mr. Mikolajczyk was with MCI Telecommunications Corporation where he served at various times as vice president of finance and administration for both its Business Services Division and its Central Division, vice president of corporate development and analysis, vice president of business analysis, tariffs and contracts, and vice president of marketing and finance for MCI's Digital Information Services Company. Mr. Mikolajczyk received his bachelors degree from Wayne State University and his M.B.A. from Harvard Business School.

     JAMES C. SPIRA joined the Company in November 1995 and has served as Senior Vice President since that time. He became a member of its Board of Directors in February 1996. From 1991 to 1995, Mr. Spira was a group vice president of The Tranzonic Companies, Inc., a $200 million public corporation specializing in the manufacture and distribution of quality paper, cloth and vinyl products. Prior to that time, Mr. Spira co-founded Cleveland Consulting Associates in 1974, where he served as the firm's president and chief executive officer. Mr. Spira serves on the board of directors of CIBER, Inc., and The Tranzonic Companies, Inc. Mr. Spira holds an M.B.A. from the University of Pennsylvania's Wharton School and a B.A. in history from Hobart College.

     DONALD R. CALDWELL, a Director of the Company since June 1994, has been the president and chief operating officer of Safeguard since February 1996 and a director of Safeguard since May 1996. Mr. Caldwell was an executive vice president of Safeguard from December 1993 to February 1996. Prior to such time, Mr. Caldwell was the president of Valley Forge Capital Group, Ltd., a business mergers and acquisition advisory firm that he founded, from April 1991 to December 1993 and an executive officer of a predecessor company of Cambridge Technology Partners (Massachusetts), Inc., a provider of information technology consulting and software development, from December 1989 to March 1991. Mr. Caldwell's prior positions include serving as a partner in the national office of Arthur Young & Co. (a predecessor to Ernst & Young, LLP). Mr. Caldwell currently serves on the boards of directors of Integrated System Consulting Group, Inc. and CompuCom Systems, Inc., two of the Safeguard partnership companies. Mr. Caldwell also serves on the boards of numerous privately held companies and other organizations, including the Pennsylvania Academy of Fine Arts, Episcopal Community Services, the Committee on Economic Development, and the Philadelphia Orchestra.

     EDWARD R. ANDERSON, a Director of the Company since June 1994, has been president, chief executive officer and a director of CompuCom Systems, Inc., a PC dealer and network integration company and a Safeguard partnership company since January 1994. He joined CompuCom as chief operating officer in August 1993. From 1988 to 1993, Mr. Anderson served as president and chief operating officer of ComputerLand USA. From 1984 to 1988, he served as vice president of marketing, chief financial officer, and as a member of the board of directors and the executive management team of the Computer Factory. Mr. Anderson began his career in 1974 as a financial analyst with W.R. Grace & Company, serving as director of real estate and vice president of planning and control for specialty retailing until 1980. He served as vice president of strategic planning and business development for a division of the American Express Company. Mr. Anderson is also a member of the board of directors of The M/A/R/C Group.

     JOHN D. LOEWENBERG, a Director of the Company since October 1996, was an executive vice president and chief operating officer of Connecticut Mutual, a life insurance company, from May 1995 through 1996. Prior to joining Connecticut Mutual, Mr. Loewenberg served as senior vice president of Aetna Life and Casualty, a multi-line insurer, and as chief executive officer of Aetna Information Technology, the information systems company of Aetna Life and Casualty, from March 1989 to May 1995. Mr. Loewenberg was chairman of Precision Systems, Inc. until April 1996 and is a director of CompuCom Systems, Inc., Sanchez Computer Associates, Inc., and DocuCorp International, Inc., three of Safeguard's partnership companies.

     ALAN C. KAY, a Director of the Company since June 1996, is currently vice president of research and development for Walt Disney Imagineering, Inc. and is a Disney fellow. From 1984 to 1996, Dr. Kay was an Apple fellow at Apple Computer, Inc. From 1982 to 1984, he was chief scientist of Atari Corporation.

From 1971 to 1982, he was a member of research staff, principal scientist, and Xerox fellow at the Xerox Palo Alto Research Center. From 1969 to 1971, he was a research associate and lecturer in computer science at Stanford University.

     The Board of Directors is divided into three classes. Each Director serves for a term of three years and until his successor has been elected and qualified. The Board of Directors has an Audit Committee, which reviews and recommends to the Board of Directors internal accounting and financial controls for the Company and accounting principles and auditing practices and procedures to be employed in the preparation and review of financial statements. The Board of Directors also has a Compensation Committee, which reviews and recommends policies to the Board of Directors, practices and procedures relating to the compensation of managerial employees and the establishment and administration of employee benefit plans, except for stock option plans, which are managed by the Board of Directors as a whole. The Company's By-laws provide that a majority of the Compensation Committee shall consist of members of the Board of Directors who are not officers or employees of the Company or any subsidiary of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors (the "Compensation Committee") was established on February 18, 1997 and did not meet to consider executive compensation for the fiscal year ended March 31, 1997. Accordingly, the functions of the Compensation Committee were carried out by the full Board of Directors. Recommendations concerning the aggregate compensation of all of the Company's Partners (including its executive officers) were made to the Board of Directors by the Company's Chief Executive Officer and the Company's Management Committee. The Management Committee is a non-board operating committee which has been established by the Company pursuant to the terms of the Partners' Operating Agreement. Pursuant to the terms of the Partners Operating Agreement, allocations among the Company's Partners (including its executive officers) are made by the Management Committee upon approval of the aggregate amount of such compensation by the Board of Directors and the approval of the actual allocations by at least 70% of the Company's Partners. The Company expects to generally continue these procedures except that the Compensation Committee of the Board of Directors will review and approve the aggregate recommendations made by the Chief Executive Officer and the Management Committee and the actual allocations of such amounts which will be granted to the Company's executive officers. See "CERTAIN TRANSACTIONS -- Partners' Operating Agreement."

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation paid or accrued in fiscal years 1997 and 1996 with respect to the Company's Chief Executive Officer and all of its other executive officers at March 31, 1997 (collectively, the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                                                     COMPENSATION
                                           ANNUAL COMPENSATION(1)     AWARDS --
                                           -----------------------    SECURITIES
                                  FISCAL              OTHER ANNUAL    UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL POSITION      YEAR     SALARY    COMPENSATION     OPTIONS      COMPENSATION(2)
--------------------------------  ------   --------   ------------   ------------   ---------------
Melvyn E. Bergstein.............   1997    $503,125     $     --            --          $8,550
  Chairman, Chief Executive        1996     480,000      127,207(3)         --           5,472
  Officer and President
Christopher J. Moffitt..........   1997     431,250           --            --           1,938
  Senior Vice President and        1996     400,000      105,630(4)         --           1,938
  Secretary
Michael E. Mikolajczyk..........   1997     383,333           --        37,529           3,306
  Senior Vice President, Chief     1996     360,000       92,548(5)     16,500           1,938
  Financial and Administrative
  Officer and Treasurer
James C. Spira..................   1997     479,169           --            --           5,472
  Senior Vice President            1996     208,789(6)        --        74,250             456

---------------

(1) The compensation described in this table does not include medical, group life insurance or other benefits received by the Named Officers which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits, securities or property received by the Named Officers which do not exceed the lesser of $50,000 or 10% of the aggregate of any such Named Officer's salary and bonus in fiscal 1996 or fiscal 1997.

(2) Represents excess group life insurance premiums paid.

(3) Includes $120,000 of deferred compensation earned but not paid during the fiscal year ended March 31, 1996 and $7,207 of interest on such cumulative amounts.

(4) Includes $100,000 of deferred compensation earned but not paid during the fiscal year ended March 31, 1996 and $5,630 of interest on such cumulative amounts.

(5) Includes $90,000 of deferred compensation earned but not paid during the fiscal year ended March 31, 1996 and $2,548 of interest on such cumulative amounts.

(6) Represents a partial year as Mr. Spira joined the Company in November 1995.

DEFERRED COMPENSATION

     From the inception of the Company through March 31, 1996, certain Partners' base salaries were reduced by a percentage which was to be paid at a future date, plus accrued interest. Amounts deferred under this program initially ranged from 20% to 40% of base salary and were subsequently revised to 20% of base salary effective April 1, 1995 for all participants. Certain amounts of this deferred compensation were exchanged for Common Stock in January 1995, April 1996 and November 1996.

     After March 31, 1996, the deferral of compensation for these Partners was discontinued. As a result of the losses sustained by the Company in the first two quarters of fiscal 1997, these Partners agreed to waive their rights to deferred compensation if the Company did not achieve certain revenue targets in the third and fourth quarters of fiscal 1997. Pursuant to this agreement and the Company's revenue shortfall from target in the third and fourth quarters of fiscal 1997, these Partners forgave prior years deferred compensation totalling approximately $485,000 during each of the quarters ended December 31, 1996 and March 31, 1997. The Company recognized these amounts as reductions in operating expenses in the respective periods.

EMPLOYMENT AGREEMENTS

     The Company entered into Employment Agreements with Mr. Bergstein, Mr. Moffitt, Mr. Mikolajczyk and Mr. Spira that provide for annual salaries and bonuses of up to 120% of annual salaries for the fiscal year ended March 31, 1998. The annual salaries are subject to annual reviews. The Employment Agreements are terminable at any time by either party and contain non-competition provisions, which last for 18 months following cessation of employment with the Company. In addition, the Employment Agreements prohibit the individuals from disclosing any of the Company's confidential information and require the individuals to disclose to the Company, and to grant ownership to the Company of all ideas, inventions and business plans developed during the course of employment to the extent they relate to the business of the Company, result from work performed for the Company or result from use of any of the Company's property. For the fiscal year ended March 31, 1998, Mr. Bergstein's agreement provides for an annual salary of $525,000; Mr. Moffitt's agreement provides for an annual salary of $450,000; Mr. Mikolajczyk's agreement provides for an annual salary of $400,000; and Mr. Spira's agreement provides for an annual salary of $450,000.

STOCK OPTIONS

     The Company's Amended and Restated 1994 Stock Option Plan (the "Stock Option Plan" or "Plan") provides for the grant to any employee of the Company of "incentive stock options" within the meaning of Section 422 of the Code. Under the Stock Option Plan, the Company may grant options to purchase in the aggregate 8,910,000 shares of Class B Common Stock, less (at the time of the grant of any option) all shares (i) theretofore issued to any party other than Safeguard, Technology Leaders Offshore C.V., CIP Capital L.P., Technology Leaders L.P., or any member thereof or transferee therefrom, or (ii) subject to any options previously granted by the Company. On February 3, 1998, the Board of Directors voted to increase the number of shares in the Stock Option Plan by 3,500,000 to 12,410,000, subject to approval by the stockholders at the next annual meeting of stockholders. Of such shares, an aggregate of 3,531,952 additional shares of Class B Common Stock are available for issuance pursuant to future grants. As of February 15, 1998, the Company has granted options to purchase in the aggregate 3,456,957 shares of Common Stock (net of any expired or terminated options) at a weighted average exercise price of $4.05 per share. In connection with year-end annual promotions and performance bonus awards, the Company expects to grant certain of its employees options to acquire up to approximately 1,100,000 shares of Class B Common Stock in April 1998.

     The Company's Board of Directors has the power to select employees to whom options shall be granted under the Stock Option Plan and to determine the terms of each grant, including the number of shares of Class B Common Stock subject to the option, the term of the option, the vesting schedule and the exercise price (which may not be less than the fair market value of a share of Class B Common Stock on the date of grant). Options have been granted to Partners to purchase 1,098,875 (net of any expired or terminated options) shares of Class B Common Stock which vest incrementally with 10%, 15%, 25%, 25% and 25% of the option vesting on the first through fifth anniversaries of the date of grant, respectively, and expire on the seventh anniversary of the date of grant. Options have been granted to employees to purchase 1,282,625 (net of any expired or terminated options) shares of Class B Common Stock which fully vest upon the third anniversary of the date of grant and expire on the fifth anniversary of the date of grant. Options to purchase 480,836 (net of any expired or terminated options) shares of Class B Common Stock were granted to Partners and employees on November 1, 1996 and February 10, 1997 which vested on August 25, 1997.

     The Company's Board of Directors has also granted non-qualified stock options to purchase 594,621 (net of any expired or terminated options) shares of Common Stock to certain persons who were not employees on the date of grant and certain non-employee members of the Board of Directors. These non-qualified stock options have exercise prices equal to, or greater than, the fair market value on the date of grant with vesting over periods ranging from immediate to five years.

     The Board of Directors may alter, suspend or discontinue the Stock Option Plan in any respect whatsoever, provided, however, that certain amendments, as required by the Code with respect to incentive stock options, are subject to stockholder approval. The Stock Option Plan shall continue in effect until terminated by the Board of Directors or until there is no more stock as to which an option may be granted and no options are outstanding; provided, that no options may be granted thereunder after ten years of the effective date of the Stock Option Plan. The options granted under the Stock Option Plan are not transferable in any way other than upon the death of the employee. Shares issued upon the exercise of any option granted under the Stock Option Plan are subject to the terms and restrictions contained in the Voting and Stock Restriction Agreement. Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated officers in any one year. Total remuneration would include amounts received upon the exercise of stock options granted under the Stock Option Plan. An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The Stock Option Plan is intended to meet the requirements of Treasury Regulation section 1.162-27(f), and the options granted under the Stock Option Plan are intended to meet the requirements of "performance-based compensation."

     The following table provides information on stock options granted by the Company in fiscal 1997 to the Named Officers. All Company option grants depicted below were made pursuant to the Stock Option Plan.

             OPTION GRANTS DURING FISCAL YEAR ENDED MARCH 31, 1997

                                                                                        VALUE AT ASSUMED
                                                                                         ANNUAL RATE OF
                                 NUMBER OF     PERCENT OF                                  STOCK PRICE
                                   SHARES     TOTAL OPTIONS                               APPRECIATION
                                 UNDERLYING    GRANTED TO     EXERCISE                 FOR OPTION TERM(1)
                                  OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   -------------------
             NAME                 GRANTED      FISCAL YEAR      SHARE        DATE         5%        10%
-------------------------------  ----------   -------------   ---------   ----------      --        ---
Melvyn E. Bergstein............        --          --              --            --         --         --
Christopher J. Moffitt.........        --          --              --            --         --         --
Michael E. Mikolajczyk.........    16,500(2)        1%          $1.82       3/31/03    $12,225    $28,490
                                    6,397(3)       --            3.18      10/31/03      8,281     19,299
                                   14,632(3)        1            2.27      10/31/03     13,522     31,511
James C. Spira.................        --          --              --            --         --         --

---------------

(1) The amounts shown are calculated assuming that the Class B Common Stock fair market value was equal to the exercise price per share as of the date of grant of the options. This value is the approximate price per share at which shares of the Class B Common Stock would have been sold in private transactions on or about the date on which the options were granted. The dollar amounts under these columns assume a compounded annual market price increase for the underlying shares of the Class B Common Stock from the date of grant to the end of the option term of 5% and 10%. This format is prescribed by the Commission and is not intended to forecast future appreciation of shares of the Class B Common Stock. The actual value, if any, a Named Officer may realize will depend on the excess of the market price for shares of the Class B Common Stock on the date the option is exercised over the exercise price. Accordingly, there is no assurance that the value realized by a Named Officer will be at or near the value estimated above.

(2) Options to purchase Class B Common Stock granted on April 1, 1996, vesting incrementally with 10%, 15%, 25%, 25% and 25% of the option vesting on the first through fifth anniversaries of the date of grant, respectively, and expiring on the seventh anniversary of the date of grant. The options are not transferable in any way other than upon the death of the employee. Shares issued upon the exercise of these options are subject to the terms and restrictions contained in the Voting and Stock Restriction Agreement.

(3) Options to purchase Class B Common Stock granted on November 1, 1996, fully vesting on August 25, 1997 and expiring on the seventh anniversary of the date of grant. The options are not transferable in any way other than upon the death of the employee. Shares issued upon the exercise of these options are subject to the terms and restrictions contained in the Voting and Stock Restriction Agreement.

     The following table sets forth information concerning options exercised during fiscal 1997 and the number and the hypothetical value of certain unexercised options of the Company held by the Named Officers as of March 31, 1997. This table is presented solely for purposes of complying with the Commission rules and does not necessarily reflect the amounts the optionees will actually receive upon any sale of the shares acquired upon exercise of the options.

      AGGREGATED OPTION EXERCISES DURING FISCAL YEAR ENDED MARCH 31, 1997
                       AND FISCAL YEAR END OPTION VALUES

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED             IN-THE-MONEY
                             SHARES                         OPTIONS AT                    OPTIONS AT
                            ACQUIRED                      MARCH 31, 1997                MARCH 31, 1997
                               ON         VALUE     ---------------------------   ---------------------------
          NAME              EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------   --------     --------   -----------   -------------   -----------   -------------
Melvyn E. Bergstein......      --          --             --             --              --             --
Christopher J. Moffitt...      --          --             --             --              --             --
Michael E. Mikolajczyk...      --          --          1,650         52,379         $ 6,897       $213,725
James C. Spira...........      --          --          7,425         66,825          31,037        279,329

                              CERTAIN TRANSACTIONS

     Pursuant to the terms of the 1994 Purchase, Safeguard, Technology Leaders and CIP purchased from the Company 1,512,501 shares, 1,512,501 shares and 274,999 shares, respectively, of the Common Stock at a purchase price of approximately $0.91 per share and Safeguard was granted a warrant (the "1994 Purchase Warrant") exercisable for 825,000 shares of Common Stock at an exercise price of $1.21 per share. Safeguard subsequently transferred to each of two of its partnership companies, CompuCom and Cambridge, a portion of the 1994 Purchase Warrant, each portion covering the purchase of 165,000 shares of Class A Common Stock. In the second quarter of fiscal 1997, Safeguard, CompuCom and Cambridge exercised in full their respective portions of the 1994 Purchase Warrant in accordance with its terms. After completion of the Offering, Safeguard, Technology Leaders and CIP will beneficially own approximately 12.1%, 0% and 2.6%, respectively, of the Company's outstanding Class A Common Stock and CompuCom and Cambridge will beneficially own approximately 0% and 1.3%, respectively, of the Company's outstanding Class A Common Stock. In addition, pursuant to the terms of the 1994 Purchase, Safeguard, Technology Leaders and CIP were granted certain registration rights and entered into certain arrangements with respect to voting. Such voting arrangements terminated upon the consummation of the rights offering in April 1997, by their terms and without the need of any further action on the part of any party thereto. See "SHARES ELIGIBLE FOR FUTURE SALE -- Registration Rights."

     On February 18, 1997, the Company effected an Agreement and Plan of Recapitalization. Pursuant to such agreement, the Company reclassified (i) the shares of Common Stock of the Company held by Safeguard, Technology Leaders and all other non-employee stockholders into shares of Class A Common Stock of the Company and (ii) the shares of Common Stock of the Company held by employee stockholders into shares of Class B Common Stock of the Company. See "DESCRIPTION OF CAPITAL STOCK -- Common Stock." On November 8, 1996, the Company borrowed $2.0 million from Safeguard, payable on November 1, 2001, or upon the successful completion of a rights offering, with an annual interest rate of 6% in the initial year, and increasing as of each succeeding anniversary of the loan by one percentage point to a rate of 10% per year during the fifth year. As a condition to the making of the loan, the Company also granted Safeguard a warrant to purchase 526,597 shares of Class A Common Stock at an exercise price of $5.50 per share. On January 31, 1997, Safeguard transferred warrants to purchase 241,182 shares of Class A Common Stock to Technology Leaders and warrants to purchase 44,233 shares of Class A Common Stock to CIP. The rights granted under the warrants expire on November 1, 2001. This loan was repaid in full on April 10, 1997 in accordance with its payment terms.

     The Company has granted options to purchase Common Stock to certain non-employee Directors. In June 1996, Alan C. Kay received options to purchase 110,001 shares of Common Stock at an exercise price of $1.82 per share. In October 1996, John D. Loewenberg and Edward R. Anderson each received options to purchase 16,500 shares of Common Stock at an exercise price of $3.18 per share. All of these options vest over a period of five years. In November 1997, Mr. Loewenberg received additional options to purchase 10,000 shares of Common Stock at an exercise price of $14.40 per share. See "MANAGEMENT -- Stock Options."

CANCELLATION OF PROMISSORY NOTE

     Until being finally resolved by a global settlement among all parties in June 1996, Melvyn E. Bergstein, Chairman, Chief Executive Officer and President of the Company, the Company and others were involved in a lawsuit with Technology Solutions Company ("TSC"). Because of the nature of the claims by Mr. Bergstein and TSC, Mr. Bergstein and the Company were represented by the same counsel. During the course of the litigation, the Company and Mr. Bergstein each paid legal fees attributable to the litigation. Mr. Bergstein executed a promissory note, dated April 14, 1995, under which he agreed to pay certain of the fees paid by the Company, with interest, after the conclusion of the litigation. The Company subsequently determined, however, that the amounts due under the note more accurately reflected fees attributable to the Company's defense and settlement of these claims, and therefore the Company canceled the full amount due under the note ($226,402) and expensed this amount in the quarter ended September 30, 1996.

VOTING AND STOCK RESTRICTION AGREEMENT

     Each employee-stockholder of the Company, the Investors and certain of the Selling Stockholders are bound by the Second Amended and Restated Voting and Stock Restriction Agreement dated as of August 4, 1997 (the "Voting and Stock Restriction Agreement"). Any employee considering purchasing shares of the Common Stock from the Company must agree to become bound by and a party to the Voting and Stock Restriction Agreement (to the extent not already bound).

     The Voting and Stock Restriction Agreement provides for, among other things: (i) the grant of a proxy by each employee-stockholder of the Company to the person holding the position of Chief Executive Officer of the Company conveying the right to vote their shares of Class B Common Stock; (ii) rights of first offer of the Company to purchase shares of Class B Common Stock (other than shares sold in the Offering) offered by any employee-stockholder; (iii) for so long as the Investors own in the aggregate in excess of 10% of the outstanding Common Stock, rights of first offer of the Company to purchase shares of Class A Common Stock (other than shares sold in the Offering) offered by any Investor; and (iv) restrictions on the transferability of certain shares of Common Stock.

PARTNERS' OPERATING AGREEMENT

     All of the Partners of the Company have agreed to be bound by the Partners' Operating Agreement. Each individual proposed to be hired as, or promoted to, a Partner, must agree to become bound by and a party to the Partners' Operating Agreement. The Partners' Operating Agreement provides for, among other things:
(i) nomination procedures for the nomination of candidates to the office of Chief Executive Officer; (ii) procedures for the removal and retention of the Chief Executive Officer; (iii) procedures for the admission and removal of Partners; and (iv) the compensation of management personnel. In addition, the Partners' Operating Agreement provides that the Chief Executive Officer must be selected from among the Partners pursuant to the procedures set forth in such Agreement, subject to the right of the Company's Board of Directors to veto any such person nominated by the Partners. The Chief Executive Officer may be removed by the Board of Directors or for certain other specified reasons.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of the date of this Prospectus, and as adjusted to reflect the sale of the shares offered hereby, by (i) each Selling Stockholder, (ii) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (iii) each director of the Company, (iv) each Named Officer, and (v) all directors and executive officers of the Company as a group. Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to five votes per share. Shares of Class B Common Stock are convertible immediately into shares of Class A Common Stock on a one-for-one basis. Shares of Class B Common Stock to be sold in this Offering will be automatically converted into Class A Common Stock. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                 BENEFICIAL OWNERSHIP                            BENEFICIAL OWNERSHIP
                                               PRIOR TO THE OFFERING(1)       NUMBER OF          AFTER THE OFFERING(1)
                                               -------------------------       SHARES        -----------------------------
                                               NUMBER OF                    TO BE SOLD IN       NUMBER OF
              NAME                               SHARES      PERCENTAGE     THE OFFERING         SHARES         PERCENTAGE
--------------------------------               ----------    -----------    -------------    ---------------    ----------
Anthony L. Abbattista(2)            Class A        4,288            *                --             4,288              *
                                    Class B       81,675         1.7%            16,300            65,375           1.7%
Edward R. Anderson(3)(4)            Class A       18,920            *                --            18,920              *
                                    Class B           --           --                --                --             --
Timothy A. Andrews(2)               Class A          288            *                --               288              *
                                    Class B       62,287         1.3%            23,600            38,687              *
Michael J. Beller                   Class A       17,500            *                --            17,500              *
                                    Class B      107,250         2.2%            21,400            85,850           2.2%
Melvyn E. Bergstein,                Class A      159,288         2.1%                --           159,288           1.8%
  individually
  (2)(4)(5)(6)(7)                   Class B      594,083        12.4%            89,000           505,083          12.9%
Melvyn E. Bergstein, as proxy       Class A           --           --                --                --             --
  holder(8)                         Class B    4,193,187        87.6%                --         3,403,487          87.1%
Laura M. Bestor(2)                  Class A          288            *                --               288              *
                                    Class B       73,426         1.5%            16,200            57,226           1.5%
Robert E. Bloyd(2)                  Class A        1,288            *                --             1,288              *
                                    Class B       28,875            *            18,200            10,675              *
Karl E. Bupp(2)                     Class A        8,788            *                --             8,788              *
                                    Class B      122,513         2.6%            24,500            98,013           2.5%
Donald R. Caldwell(4)(9)            Class A       46,517            *                --            46,517              *
                                    Class B           --           --                --                --             --
CompuCom Systems, Inc.              Class A       65,019            *            65,019                --             --
                                    Class B           --           --                --                --             --
Michael J. Connolly(2)              Class A       13,288            *                --            13,288              *
                                    Class B       49,502         1.0%            16,300            33,202              *
Elwood G. Forsythe(2)               Class A       15,588            *                --            15,588              *
                                    Class B      236,776         4.9%            48,800           187,976           4.8%
Adam J. Gutstein(2)                 Class A       11,288            *                --            11,288              *
                                    Class B      199,856         4.2%            44,600           155,256           4.0%
Alan C. Kay(4)                      Class A       22,001            *                --            22,001              *
                                    Class B           --           --                --                --             --
Jay R. Kingley(2)                   Class A        2,288            *                --             2,288              *
                                    Class B       92,400         1.9%            20,000            72,400           1.9%
Chapman H. Kistler(2)               Class A       21,288            *                --            21,288              *
                                    Class B       47,850         1.0%            14,500            33,350              *

                                                 BENEFICIAL OWNERSHIP                            BENEFICIAL OWNERSHIP
                                               PRIOR TO THE OFFERING(1)       NUMBER OF          AFTER THE OFFERING(1)
                                               -------------------------       SHARES        -----------------------------
                                               NUMBER OF                    TO BE SOLD IN       NUMBER OF
              NAME                               SHARES      PERCENTAGE     THE OFFERING         SHARES         PERCENTAGE
--------------------------------               ----------    -----------    -------------    ---------------    ----------
John D. Loewenberg(4)               Class A       16,800            *                --            16,800              *
                                    Class B           --           --                --                --             --
Charles B. Lohrmann(2)              Class A          290            *                --               290              *
                                    Class B       64,764         1.3%            19,600            45,164           1.2%
Alan A. Matsumura(2)                Class A        1,288            *                --             1,288              *
                                    Class B      120,244         2.5%            18,000           102,244           2.6%
James V. McGee(2)                   Class A        1,288            *                --             1,288              *
                                    Class B      150,873         3.2%            30,000           120,873           3.1%
Michael E. Mikolajczyk              Class A        3,788            *                --             3,788              *
  (2)(4)(5)(7)(10)                  Class B      550,687        11.4%            85,000           465,687          11.8%
Christopher J. Moffitt              Class A       40,270            *                --            40,270              *
  (2)(4)(5)(7)(11)                  Class B      330,600         6.9%            51,000           279,600           7.2%
Elizabeth M. Moffitt(11)            Class A      293,000         3.9%            50,000           243,000           2.8%
                                    Class B           --           --                --                --             --
James W. Niland                     Class A          288            *                --               288              *
                                    Class B      173,044         3.6%            35,800           137,244           3.5%
Michael J. Palmer(2)                Class A        5,588            *                --             5,588              *
                                    Class B      236,776         4.9%            48,800           187,976           4.8%
Claire M. Parker                    Class A       78,127         1.0%            25,000            53,127              *
                                    Class B           --           --                --                --             --
Bruce R. Quade(2)                   Class A        1,288            *                --             1,288              *
                                    Class B      189,131         3.9%            39,500           149,631           3.8%
David M. Rappaport(2)               Class A        2,288            *                --             2,288              *
                                    Class B      167,888         3.5%            33,000           134,888           3.5%
Scott H. Rupple(2)(12)              Class A        2,190            *                --             2,190              *
                                    Class B       54,038         1.1%            10,300            43,738           1.1%
Safeguard Scientifics, Inc.         Class A    1,079,959        13.9%                --         1,079,959          12.1%
  (13)(14)                          Class B           --           --                --                --             --
Mark E. Siefertson(2)(15)           Class A        9,288            *                --             9,288              *
                                    Class B      122,059         2.5%            15,000           107,059           2.7%
Kirk E. Siefkas(2)                  Class A        1,288            *                --             1,288              *
                                    Class B      189,132         3.9%            39,500           149,632           3.8%
Martha J. Silva                     Class A       23,388            *            23,100               288              *
                                    Class B           --           --                --                --             --
James C. Spira                      Class A       29,588            *                --            29,588              *
  (2)(4)(7)                         Class B      216,564         4.5%            40,000           176,564           4.5%
Steven G. Steinberg                 Class A       51,563            *            13,200            38,363              *
                                    Class B           --           --                --                --             --
Strategic Horizons, LLP             Class A       33,000            *            25,000             8,000              *
                                    Class B           --           --                --                --             --
Technology Leaders(14)(16)          Class A    1,249,689        16.6%         1,249,689                --             --
                                    Class B           --           --                --                --             --
All Directors and Named Officers    Class A      335,088         4.4%                --           335,088           3.8%
  as a group (8 persons)            Class B    4,839,238       100.0%           878,700         3,960,538         100.0%
    (17)(18)
Other Selling Stockholders (each    Class A      111,658         1.5%            15,500            96,158           1.1%
  of whom are selling 10,000        Class B      603,419        12.4%            59,800           543,619          13.7%
  or fewer shares of Common
  Stock) (13 persons)(19)

---------------

  *  Less than 1% of the outstanding Common Stock

 (1) Solely for the purpose of determining beneficial ownership herein, the number of shares of Common Stock deemed outstanding prior to the Offering
     (i) assumes 7,534,014 shares of Class A Common Stock and 4,787,270 shares of Class B Common Stock were outstanding as of the date of this Prospectus,
     (ii) assumes 8,717,506 shares of Class A Common Stock and 3,908,570 shares of Class B Common Stock will be outstanding upon the successful completion of the Offering, and (iii) includes additional shares of Common Stock issuable pursuant to options or warrants held by such owner which may be exercised within 60 days after the date of this Prospectus.

 (2) Such Stockholder is a Partner.

 (3) Excludes 4,000 shares of Class A Common Stock held in trust for certain members of the Anderson family.

 (4) Such Stockholder is a Director of the Company.

 (5) The address of each of Messrs. Bergstein, Moffitt and Mikolajczyk is 875 North Michigan Avenue, Suite 3000, Chicago Illinois 60611.

 (6) Excludes 199,880 shares of Class A Common Stock held in trust for certain members of the Bergstein family.

 (7) Mr. Bergstein is the Chairman, Chief Executive Officer and President of the Company. Mr. Moffitt is a Senior Vice President and the Secretary of the Company. Mr. Mikolajczyk is a Senior Vice President, the Chief Financial and Administrative Officer and the Treasurer of the Company. Mr. Spira is a Senior Vice President of the Company.

 (8) Excludes all shares of Common Stock directly owned by Mr. Bergstein.

 (9) Excludes all shares of Common Stock beneficially owned by Safeguard. Mr. Caldwell serves as president and chief operating officer of Safeguard. See "MANAGEMENT -- Executive Officers and Directors." Mr. Caldwell disclaims beneficial ownership of such shares. Includes certain shares held in trust.

(10) Excludes 41,250 shares of Class A Common Stock held in trust for certain members of the Mikolajczyk family.

(11) Excludes 84,250 shares of Class A Common Stock held in trust for certain members of the Moffitt family.

(12) Includes 900 shares of Class A Common Stock owned by Jill Marie Rupple, the wife of Mr. Rupple.

(13) Excludes the shares of Common Stock owned by CompuCom Systems, Inc., of which Safeguard owns approximately 50% of the voting securities. CompuCom Systems, Inc. is selling all of its shares of Class A Common Stock in this Offering.

(14) The address of Technology Leaders and Safeguard Scientifics, Inc. is 800 The Safeguard Building 435 Devon Park Drive Wayne, PA 19087.

(15) Excludes 7,260 shares of Class A Common Stock held in trust for certain members of the Siefertson family.

(16) Includes 537,635 shares of Class A Common Stock held by Technology Leaders Offshore C.V. and 470,872 shares of Class A Common Stock held by Technology Leaders, L.P. 112,692 shares are issuable to Technology Leaders, L.P. pursuant to a presently exercisable warrant and includes 128,490 shares of Class A Common Stock issuable to Technology Leaders F.R. Corp. pursuant to a presently exercisable warrant.

(17) All holders of Class B Common Stock have granted Mr. Bergstein the right to vote such shares pursuant to the terms of irrevocable proxies. Prior to the Offering, includes 4,193,187 shares of Class B Common Stock held by other persons who have granted Mr. Bergstein the right to vote such shares pursuant to the terms of irrevocable proxies. After the Offering, includes 3,403,487 shares of Class B Common Stock subject to such proxies. Includes in the aggregate 51,968 shares of Class B Common Stock issuable pursuant to presently exercisable options held by all Executive Officers and Directors as a group.

(18) The total number of shares of Class B Common Stock to be sold in the Offering is 878,700, of which 265,000 shares of Class B Common Stock are currently held individually by the Directors and Executive Officers as a group.

(19) Includes 9 Partners.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 40,000,000 shares of Class A Common Stock, par value $.001 per share, 20,000,000 shares of Class B Common Stock, par value $.001 per share, and 2,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock").

COMMON STOCK

     As of February 15, 1998, there were 12,040,354 shares of Common Stock outstanding and held of record by approximately 7,100 stockholders. After giving effect to the issuance of the 304,792 shares of Common Stock offered by the Company hereby, there will be 12,626,076 shares of Common Stock outstanding.

     The Common Stock is divided into two classes, Class A and Class B. Class A Common Stock is entitled to one vote per share and Class B Common Stock is entitled to five votes per share on all matters submitted to a vote of holders of Common Stock. Class B Common Stock may be owned beneficially or of record only by Permitted Holders (as defined below). In the event that any share of Class B Common Stock is transferred to any party other than a Permitted Holder or if a beneficial or record holder of a share of Class B Common Stock ceases to be a Permitted Holder, the share automatically and immediately shall be converted into a share of Class A Common Stock. Shares of Class A Common Stock may not be converted into shares of Class B Common Stock. As of February 15, 1998, there were 7,267,832 shares of Class A Common Stock and 4,772,522 shares of Class B Common Stock issued and outstanding. Upon completion of the Offering, there will be 8,717,506 shares of Class A Common Stock (9,067,506 shares in the event that the Underwriters' over-allotment option is exercised in full) and 3,908,570 shares of Class B Common Stock outstanding.

     "Permitted Holders" of Class B Common Stock are (i) persons who are employees of the Company or any of its majority-owned subsidiaries and (ii) the Company. A person shall cease to be a Permitted Holder on the date on which he or she ceases to be an employee of the Company or any of its majority-owned subsidiaries. The holders of Common Stock do not have cumulative voting rights. The election of directors is determined by a plurality of votes cast and, except as otherwise required by law or the Certificate of Incorporation of the Company, all other matters are determined by a majority of the votes cast. Accordingly, the holders of the Class B Common Stock may elect all directors standing for election. See "RISK FACTORS -- Control by Chief Executive Officer; Election of Future Chief Executive Officers."

     The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights other than as described herein. The outstanding shares of Common Stock are, and the shares offered by the Company and the Selling Stockholders in the Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. See "-- Preferred Stock."

PREFERRED STOCK

     The Company, by resolution of the Board of Directors and without any further vote or action by the stockholders, has the authority, subject to certain limitations prescribed by law, to issue from time to time up to an aggregate of 2,000,000 shares of Preferred Stock in one or more classes or series and to determine the designation and the number of shares of any class or series as well as the voting rights, preferences, limitations and special rights, if any, of the shares of any such class or series, including the dividend rights, dividend rates, conversion rights and terms, voting rights, redemption rights and terms, and liquidation preferences. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. As of the date of this Prospectus, there are no shares of Preferred Stock outstanding, and the Company has no plans to issue any shares of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C., Overpeck Centre, 85 Challenger Road, Ridgefield Park, New Jersey 07660, telephone number (800) 526-0801.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The Class A Common Stock has only been publicly traded since the Company's initial public offering of the Class A Common Stock on February 25, 1997, and there is no assurance that a significant public market for the Class A Common Stock will be sustained after this Offering. Future sales of substantial amounts of shares of the Class A Common Stock in the public market could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities. See "RISK FACTORS -- Shares Eligible for Future Sale."

     Upon completion of the Offering, the Company will have 12,626,076 (12,976,076 if the Underwriters' over-allotment option is exercised in full) shares of Common Stock outstanding. As of February 15, 1998, 10,726,462 shares of Common Stock will be freely tradeable without restriction or further registration under the Act. Without considering the contractual restrictions described below in "--Lock-Up Agreements," the remaining 1,899,614 shares of Common Stock will be eligible for sale in reliance on exemptions from the registration requirements of the Act, including Rule 144.

     In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned shares constituting "restricted securities" (generally defined as securities acquired from the Company or an affiliate of the Company in a non-public transaction) for at least one year, is entitled to sell within any three month period a number of shares that does not exceed the greater of (i) 1% of the Class A Common Stock then outstanding (which will equal approximately 87,175 shares immediately after the Offering or 90,675 shares if the Underwriters' over-allotment option is exercised in full) or (ii) the average weekly trading volume in the Class A Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed pursuant to Rule 144. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and availability of current information about the Company. A stockholder (or stockholders whose shares are aggregated) who is not an "affiliate" of the Company, as defined in Rule 144, for at least 90 days prior to a sale and who has beneficially owned "restricted securities" for at least two years is entitled to sell such shares under Rule 144 without regard to the limitations described above.

OPTIONS AND WARRANTS

     As of February 15, 1998, there were outstanding (i) options to purchase an aggregate of 2,958,345 shares of Common Stock (of which 648,050 were exercisable at February 15, 1998) and (ii) presently exercisable warrants to purchase an aggregate of 285,415 shares of Class A Common Stock. Of the 648,050 shares issuable pursuant to presently exercisable options, 514,802 shares will be freely tradeable without restriction or further registration under the Act and 133,248 shares will be eligible for sale in reliance on exemptions from registration requirements under the Act. On February 3, 1998, the Board of Directors voted to increase the number of shares in the Stock Option Plan by 3,500,000 to 12,410,000, subject to approval by the stockholders at the next annual meeting of stockholders. An aggregate of 3,531,952 additional shares of Class B Common Stock are available for issuance pursuant to future grants under the Stock Option Plan. See "MANAGEMENT -- Stock Options."

LOCK-UP AGREEMENTS

     The Selling Stockholders, each Partner of the Company, each director of the Company and certain other stockholders, who in the aggregate will own
approximately           shares of Common Stock after the completion of the
Offering and will be deemed to beneficially own an additional           shares
of Common Stock, have agreed with the Underwriters that they will not sell or otherwise dispose of any shares of Common Stock (other than shares of Common Stock sold in the Offering) until after the Lock-Up Expiry Date without the prior written consent of the Underwriters.

REGISTRATION RIGHTS

     In connection with the 1994 Purchase, the Company granted certain registration rights to Safeguard, Technology Leaders, CIP, CompuCom, Cambridge and the Partners of the Company, including each Named Officer (collectively, the "Registration Rights Holders"). In particular, under certain circumstances and subject to certain limitations, the Registration Rights Holders can require the Company to register under the Act (i) a minimum of 20% of the aggregate number of shares of Common Stock acquired by them in connection with the 1994 Purchase, provided that the Company is not obligated to effect more than one such registration, and (ii) on Form S-3 such number of shares of Common Stock having a market value of at least $500,000, provided that the Company is not required to effect more than one such registration during any twelve-month period or three such registrations in the aggregate. The Registration Rights Holders were also granted certain "piggy-back" registration rights whereby under certain circumstances and subject to certain conditions, they may include shares of Common Stock in any registration of shares of Common Stock under the Act on a form which permits registration of secondary shares. In connection with the Offering, the Registration Rights Holders have waived their registration rights through the Lock-Up Expiry Date.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Winston & Strawn, Chicago, Illinois and Gordon & Glickson P.C., Chicago, Illinois. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Ropes & Gray, Boston, Massachusetts. Gordon & Glickson P.C., general counsel to the Company, was granted by the Company on November 18, 1996, a fully vested option to acquire 13,035 shares of Common Stock, at an exercise price of $3.18 per share.

                                    EXPERTS

     The consolidated financial statements of Diamond Technology Partners Incorporated as of March 31, 1996 and 1997 and December 31, 1997, and for each of the years in the three-year period ended March 31, 1997 and the nine-month period ended December 31, 1997 have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Commission. The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Act with respect to the Class A Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Class A Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the

Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected, without charge, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the reference section of the Commission, Washington, D.C. 20549, upon payment of the prescribed fees. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Class A Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company can be inspected at the Nasdaq National Market.

     The Company distributes to the holders of its shares of Common Stock annual reports containing consolidated financial statements audited by an independent public accountant.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents or information filed by the Company (File No. 000-22125) with the Commission are incorporated in this Prospectus by reference and made a part hereof:

          (1) Annual Report on Form 10-K for the year ended March 31, 1997;

          (2) Quarterly Reports on Form 10-Q for the quarters ended June 30, 1997, September 30, 1997 and December 31, 1997;

          (3) Proxy Statement for the 1997 Annual Meeting of Stockholders;

          (4) The description of common stock contained in the Registration Statement on Form 8-A as filed with the Commission on February 10, 1997; and

          (5) All documents filed by the Company with the Commission pursuant to
     Section 13(a), 13(c), 14 or 14(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the Offering.

     Any statement contained in a document or a portion of which is incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any and all of the documents incorporated herein by reference (other than exhibits not specifically incorporated herein by reference). Requests for such copies should be directed to Investor Relations, Diamond Technology Partners Incorporated, 875 North Michigan Avenue, Suite 3000, Chicago, Illinois 60611, telephone number (312) 255-5000, e-mail address dtpgeneral@diamtech.com.

                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
Independent Auditors' Report................................     F-2
Consolidated Balance Sheets as of March 31, 1996 and 1997
  and December 31, 1997.....................................     F-3
Consolidated Statements of Operations for the Fiscal Years
  Ended March 31, 1995, 1996 and 1997 and the nine months
  ended December 31, 1996 and 1997..........................     F-4
Consolidated Statements of Stockholders' Equity for the
  Fiscal Years Ended March 31, 1995, 1996 and 1997 and the
  nine months ended December 31, 1997.......................     F-5
Consolidated Statements of Cash Flows for the Fiscal Years
  Ended March 31, 1995, 1996 and 1997 and the nine months
  ended December 31, 1996 and 1997..........................     F-6
Notes to Consolidated Financial Statements..................     F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Diamond Technology Partners Incorporated:

     We have audited the accompanying consolidated balance sheets of Diamond Technology Partners Incorporated and subsidiary as of March 31, 1996 and 1997 and December 31, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended March 31, 1997 and the nine-month period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Diamond Technology Partners Incorporated and subsidiary as of March 31, 1996 and 1997 and December 31, 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 1997 and the nine-month period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
February 27, 1998

                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                 MARCH 31, 1996 AND 1997 AND DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   MARCH 31,
                                                               ------------------    DECEMBER 31,
                                                                1996       1997          1997
                                                                ----       ----      ------------
                          ASSETS
Current assets:
  Cash and cash equivalents................................    $ 4,635    $ 8,184      $27,831
  Cash in escrow from subscribed stock.....................         --      9,363           --
  Accounts receivable, net of allowance of $270 and $566 as
     of March 31, 1996 and 1997, respectively, and $532 as
     of December 31, 1997..................................      3,304      4,496        3,856
  Prepaid expenses.........................................      1,180        564          371
  Notes receivable from stockholder........................        226         --           --
  Deferred income taxes....................................         99        312          380
                                                               -------    -------      -------
     Total current assets..................................      9,444     22,919       32,438
Computers, equipment, and training software, net...........      2,010      1,989        1,619
Other assets...............................................         --        476          508
Deferred organization costs, net...........................        161        110           77
                                                               -------    -------      -------
     Total assets..........................................    $11,615    $25,494      $34,642
                                                               =======    =======      =======
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable............................................    $   125    $ 2,000      $    --
  Accounts payable.........................................      1,155      1,609        1,463
  Accrued compensation.....................................      1,089         --        4,490
  Deferred compensation....................................      1,452         --           --
  Income taxes payable.....................................         83        562          286
  Deferred revenue.........................................         --        710          923
  Accrued stock issuance costs.............................         --        609           --
  Other accrued liabilities................................      1,143      1,704        2,612
                                                               -------    -------      -------
     Total current liabilities.............................      5,047      7,194        9,774
                                                               -------    -------      -------
Stockholders' equity:
  Preferred Stock, $1.00 par value, 2,000 shares authorized
     and no shares issued..................................         --         --           --
  Class A Common Stock, $.001 par value, 40,000 shares
     authorized and 3,370 and 4,594 shares issued at March
     31, 1996 and 1997, respectively and 6,857 shares
     issued at December 31, 1997...........................          3          5            7
  Class B Common Stock, $.001 par value, 20,000 shares
     authorized and 4,505 and 4,967 shares issued at March
     31, 1996 and 1997, respectively and 5,033 shares
     issued at December 31, 1997...........................          4          5            5
  Class A Common Stock subscribed, 1,755 shares at March
     31, 1997..............................................         --      8,476           --
  Additional paid-in capital...............................      6,844      9,329       20,433
  Notes receivable from sale of Common Stock...............       (257)      (122)        (208)
  Retained earnings (deficit)..............................        (26)       607        4,631
                                                               -------    -------      -------
     Total stockholders' equity............................      6,568     18,300       24,868
                                                               -------    -------      -------
     Total liabilities and stockholders' equity............    $11,615    $25,494      $34,642
                                                               =======    =======      =======

          See accompanying notes to consolidated financial statements

                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FISCAL YEARS ENDED MARCH 31, 1995, 1996 AND 1997 AND
                  NINE-MONTHS ENDED DECEMBER 31, 1996 AND 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        MARCH 31,                   DECEMBER 31,
                                              -----------------------------    ----------------------
                                               1995       1996       1997         1996         1997
                                               ----       ----       ----         ----         ----
                                                                               (UNAUDITED)
Net revenues..............................    $12,843    $26,339    $37,557      $26,245      $41,850
                                              -------    -------    -------      -------      -------
Operating expenses:
  Project personnel and related
     expenses.............................      8,351     15,312     21,863       16,307       22,859
  Professional development and
     recruiting...........................      1,395      4,587      6,272        4,478        4,448
  Marketing and sales.....................        451        606      1,928        1,189        2,378
  Management and administrative support...      3,108      4,460      6,348        4,840        6,302
                                              -------    -------    -------      -------      -------
          Total operating expenses........     13,305     24,965     36,411       26,814       35,987
                                              -------    -------    -------      -------      -------
     Income (loss) from operations........       (462)     1,374      1,146         (569)       5,863
Interest income...........................        136        251        183          121          830
Interest expense..........................        (51)       (87)       (11)         (39)         (10)
                                              -------    -------    -------      -------      -------
     Income (loss) before taxes...........       (377)     1,538      1,318         (487)       6,683
Income taxes..............................         --       (302)      (685)         107       (2,659)
                                              -------    -------    -------      -------      -------
Net income (loss).........................    $  (377)   $ 1,236    $   633      $  (380)     $ 4,024
                                              =======    =======    =======      =======      =======
Basic earnings (loss) per share of common
  stock...................................    $ (0.06)   $  0.16    $  0.07      $ (0.04)     $  0.35
Shares used in computing basic earnings
  (loss) per share of common stock........      6,071      7,620      9,144        9,000       11,659
Diluted earnings (loss) per share of
  common stock............................    $ (0.06)   $  0.16    $  0.06      $ (0.04)     $  0.29
Shares used in computing diluted earnings
  (loss) per share of common stock........      6,071      7,620      9,904        9,000       14,052

          See accompanying notes to consolidated financial statements

                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FISCAL YEARS ENDED MARCH 31, 1995, 1996 AND 1997 AND
                      NINE MONTHS ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                                                                    NOTES
                                                                                                  RECEIVABLE
                                                   CLASS A   CLASS B    CLASS A     ADDITIONAL   FROM SALE OF   RETAINED
                               CLASS A   CLASS B   COMMON    COMMON      STOCK       PAID-IN        COMMON      EARNINGS
                               SHARES    SHARES     STOCK     STOCK    SUBSCRIBED    CAPITAL        STOCK       (DEFICIT)
                               -------   -------   -------   -------   ----------   ----------   ------------   ---------
Balance at March 31, 1994....   1,100       825      $ 1       $ 1      $    --      $ 1,650        $  --        $  (885)
Issuance of stock............   2,221     3,608        2         3           --        4,920          (91)            --
Purchase of stock............      --       (41)      --        --           --          (37)          --             --
Net loss.....................      --        --       --        --           --           --           --           (377)
                                -----     -----      ---       ---      -------      -------        -----        -------
Balance at March 31, 1995....   3,321     4,392        3         4           --        6,533          (91)        (1,262)
Issuance of stock............      --       746       --         1           --          866         (257)            --
Purchase of stock............      --      (584)      --        (1)          --         (555)          --             --
Conversion to Class A........      49       (49)      --        --           --           --           --             --
Repayment of notes...........      --        --       --        --           --           --           91             --
Net income...................      --        --       --        --           --           --           --          1,236
                                -----     -----      ---       ---      -------      -------        -----        -------
Balance at March 31, 1996....   3,370     4,505        3         4           --        6,844         (257)           (26)
Stock issued and
  subscribed.................     843       846        2         1        8,476        2,488         (120)            --
Purchase of stock............      --        (3)      --        --           --           (3)          --             --
Conversion to Class A........     381      (381)      --        --           --           --           --             --
Repayment of notes...........      --        --       --        --           --           --          255             --
Net income...................      --        --       --        --           --           --           --            633
                                -----     -----      ---       ---      -------      -------        -----        -------
Balance at March 31, 1997....   4,594     4,967        5         5        8,476        9,329         (122)           607
Issuance of stock............   2,075        17        2        --       (8,476)      10,304         (235)            --
Exercise of stock options....      29       284       --        --           --          683           --             --
Income tax benefit related to
  stock option exercises.....      --        --       --        --           --          210           --             --
Purchase of stock............      --       (76)      --        --           --          (93)          --             --
Conversion to Class A........     159      (159)      --        --           --           --           --             --
Repayment of notes...........      --        --       --        --           --           --          149             --
Net income...................      --        --       --        --           --           --           --          4,024
                                -----     -----      ---       ---      -------      -------        -----        -------
Balance at December 31,
  1997.......................   6,857     5,033      $ 7       $ 5      $    --      $20,433        $(208)       $ 4,631
                                =====     =====      ===       ===      =======      =======        =====        =======


                                   TOTAL
                               STOCKHOLDERS'
                                  EQUITY
                               -------------
Balance at March 31, 1994....     $   767
Issuance of stock............       4,834
Purchase of stock............         (37)
Net loss.....................        (377)
                                  -------
Balance at March 31, 1995....       5,187
Issuance of stock............         610
Purchase of stock............        (556)
Conversion to Class A........          --
Repayment of notes...........          91
Net income...................       1,236
                                  -------
Balance at March 31, 1996....       6,568
Stock issued and
  subscribed.................      10,847
Purchase of stock............          (3)
Conversion to Class A........          --
Repayment of notes...........         255
Net income...................         633
                                  -------
Balance at March 31, 1997....      18,300
Issuance of stock............       1,595
Exercise of stock options....         683
Income tax benefit related to
  stock option exercises.....         210
Purchase of stock............         (93)
Conversion to Class A........          --
Repayment of notes...........         149
Net income...................       4,024
                                  -------
Balance at December 31,
  1997.......................     $24,868
                                  =======

          See accompanying notes to consolidated financial statements

                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FISCAL YEARS ENDED MARCH 31, 1995, 1996 AND 1997 AND
                  NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997
                                 (IN THOUSANDS)

                                                               MARCH 31,                   DECEMBER 31,
                                                     -----------------------------    ----------------------
                                                      1995       1996       1997         1996         1997
                                                      ----       ----       ----         ----         ----
                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..............................    $  (377)   $ 1,236    $   633      $  (380)     $ 4,024
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
    Depreciation and amortization................         74        367      1,290          884          642
    Deferred compensation (forgiven).............      1,704        830       (967)        (485)          --
    Cancellation of notes receivable.............         --         --        226          226           --
    Deferred income taxes........................       (119)        21       (213)          --          (69)
    Changes in assets and liabilities:
      Accounts receivable........................     (1,367)    (1,869)    (1,192)         144          640
      Prepaid expenses and other.................       (289)      (860)       617          371          193
      Accounts payable...........................        117        598        454           25         (146)
      Deferred compensation......................         --         --       (248)        (224)          --
      Accrued compensation.......................        137        929     (1,089)      (1,089)       4,490
      Deferred revenue...........................         --         --        710           --          213
      Income taxes payable.......................        119        (37)       480         (406)         (65)
      Other accrued liabilities..................        322        532        603           98        1,024
                                                     -------    -------    -------      -------      -------
         Net cash provided by (used in) operating
           activities............................        321      1,747      1,304         (836)      10,946
                                                     -------    -------    -------      -------      -------
Cash flows from investing activities:
    Capital expenditures, net....................       (600)    (1,753)    (1,218)      (1,151)        (238)
    Organization costs...........................        (51)        --         --           --           --
    Other assets.................................         --         --       (476)          --         (273)
    Notes receivable.............................       (163)       (63)        --           --           --
                                                     -------    -------    -------      -------      -------
         Net cash used in investing activities...       (814)    (1,816)    (1,694)      (1,151)        (511)
                                                     -------    -------    -------      -------      -------
Cash flows from financing activities:
    Proceeds from notes payable..................        300        175      2,250        2,250           --
    Repayment of notes payable...................        (44)      (306)      (375)        (198)      (2,000)
    Stock issuance costs.........................       (173)        --       (403)          --         (649)
    Common stock issued and subscribed...........      3,990        701     11,833        2,432        2,591
    Repurchase of common stock...................        (38)      (556)        (3)          --          (93)
                                                     -------    -------    -------      -------      -------
         Net cash provided by (used in) financing
           activities............................      4,035         14     13,302        4,484         (151)
                                                     -------    -------    -------      -------      -------
Net increase (decrease) in cash and cash
  equivalents....................................      3,542        (55)    12,912        2,497       10,284
Cash and cash equivalents at beginning of year...      1,148      4,690      4,635        4,635       17,547
                                                     -------    -------    -------      -------      -------
Cash and cash equivalents at end of year.........    $ 4,690    $ 4,635    $17,547      $ 7,132      $27,831
                                                     =======    =======    =======      =======      =======
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest.........    $    51    $    55    $    44      $    43      $    10
  Cash paid during the year for income taxes.....         --        318        418          298        2,793
Supplemental disclosure for noncash investing and
  financing activities:
    Issuance of common stock for notes...........    $    91    $   257    $   120      $   201      $   235
    Stock issuance costs accrued but not paid....         --         --        609           --           --
    Deferred and incentive compensation applied
      to payment for common stock................      1,218         --        155          130           --

          See accompanying notes to consolidated financial statements

                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              MARCH 31, 1995, 1996 AND 1997 AND DECEMBER 31, 1997

(1) DESCRIPTION OF BUSINESS

     Diamond Technology Partners Incorporated (the "Company") is a management consulting firm that synthesizes business strategy with information technology to create innovative digital business strategies for leading national and multi-national corporations. The Company's clients are generally located throughout the United States.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany accounts and balances have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform with current period presentation.

     REVENUE RECOGNITION

     The Company recognizes revenues on contracts as work is performed, net of provisions for estimated uncollectible amounts. Actual uncollectible amounts are charged against this reserve when they become known. Out-of-pocket expenses are reimbursed by clients and are offset against expenses incurred.

     COMPUTERS, EQUIPMENT AND TRAINING SOFTWARE

     Computers, equipment and training software are stated at cost less accumulated depreciation. Depreciation is based on the estimated useful lives of the assets (generally three years) and is computed using the straight-line method. Costs capitalized for internally developed software include external consulting fees and employee salaries. Depreciation and amortization expense was $40,576, $316,692 and $1,239,571 for the fiscal years ended March 31, 1995,
1996, and 1997, respectively, and $604,258 for the nine-months ended December 31, 1997.

     ORGANIZATION COSTS

     Organization costs consist of legal fees related to the start-up of the Company. They are being amortized using the straight-line method over five years. Accumulated amortization at March 31, 1995, 1996 and 1997 was $39,740, $90,413 and $141,199 respectively, and $179,289 at December 31, 1997.

     CASH AND CASH EQUIVALENTS

     Cash equivalents are highly liquid investments with original maturities of three months or less and are stated at cost, which approximates fair value. Cash equivalents consist of money market funds and demand deposits.

     SIGNIFICANT CUSTOMERS

     The Company had four customers which individually accounted for more than 10% of revenues for the fiscal year ended March 31, 1995. Collectively, these customers accounted for approximately 65% of revenues for the fiscal year ended March 31, 1995. The Company had three customers which individually accounted for more than 10% of accounts receivable and revenues as of and for the fiscal year ended March 31, 1996. Collectively, these customers accounted for 56% of accounts receivable and 51% of revenues as of and for the fiscal year ended March 31, 1996. The Company had two customers which individually accounted for more than 10% of accounts receivable and one which accounted for more than 10% of revenues as of and for the fiscal year ended March 31, 1997. Collectively, the two customers accounted for 38% of accounts receivable and the one customer accounted for 14% of revenues as of and for the fiscal year ended March 31, 1997. The Company had one customer which accounted for more than 10% of accounts receivable and one which accounted for more than 10% of revenues as of and for the nine-months ended December 31, 1997. One customer accounted for 12% of accounts receivable

                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED

              MARCH 31, 1995, 1996 AND 1997 AND DECEMBER 31, 1997

and another customer accounted for 11% of revenues as of and for the nine months ended December 31, 1997.

     INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the liability method in accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

     Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed or settled.

     EARNINGS (LOSS) PER SHARE

     Basic earnings per share is computed using the weighted average number of common shares outstanding. Diluted earnings per share is computed using the weighted average number of common shares outstanding and the assumed exercise of stock options and warrants (using the treasury stock method). Following is a reconciliation of the shares used in computing basic and diluted earnings (loss) per share (in thousands) for the fiscal years ended March 31, 1995, 1996 and 1997 and the nine months ended December 31, 1997:

                                                     MARCH 31,
                                              -----------------------    DECEMBER 31,
                                              1995     1996     1997         1997
                                              ----     ----     ----     ------------
Shares used in computing basic earnings
  (loss) per share........................    6,071    7,620    9,144       11,659
Dilutive effect of:
  Stock options and warrants..............       --       --      760        2,393
                                              -----    -----    -----       ------
Shares used in computing diluted earnings
  (loss) per share........................    6,071    7,620    9,904       14,052
                                              =====    =====    =====       ======
Antidilutive securities not included in
  dilutive earnings per share
  calculation.............................      510    1,116      637           99
                                              =====    =====    =====       ======

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FINANCIAL INSTRUMENTS

     The fair value of the Company's financial instruments approximates their carrying value.

                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED

              MARCH 31, 1995, 1996 AND 1997 AND DECEMBER 31, 1997

(3) COMPUTERS, EQUIPMENT AND TRAINING SOFTWARE

     Computers, equipment and training software at March 31, 1996, and 1997 and December 31, 1997 are summarized as follows (in thousands):

                                                     MARCH 31,
                                                 ------------------    DECEMBER 31,
                                                  1996       1997          1997
                                                  ----       ----      ------------
Computers and equipment........................  $ 1,131    $ 1,943      $ 2,086
Training software..............................    1,238      1,431        1,429
                                                 -------    -------      -------
                                                   2,369      3,374        3,515
Less accumulated depreciation and
  amortization.................................     (359)    (1,385)      (1,896)
                                                 -------    -------      -------
                                                 $ 2,010    $ 1,989      $ 1,619
                                                 =======    =======      =======

(4) NOTE RECEIVABLE FROM STOCKHOLDER

     The Company advanced money to an officer under a note arrangement that allowed for advances up to $500,000 bearing interest at a floating rate based on the applicable federal rate under the Internal Revenue Code of 1986. The note and accumulated interest totaled $225,819 at March 31, 1996. The Company canceled the full amount of the note during September of 1996.

(5) COMMITMENTS

     The Company leases office space and equipment under various operating leases. As of December 31, 1997, the minimum future lease payments under operating leases with noncancelable terms in excess of one year are as follows (in thousands):

                                                                OPERATING
                  YEAR ENDING DECEMBER 31,                       LEASES
                  ------------------------                      ---------
       1998.................................................     $1,467
       1999.................................................        989
       2000.................................................        802
       2001.................................................        598
       2002.................................................        183
                                                                 ------
                                                                 $4,039
                                                                 ======

     Rent expense under operating leases amounted to $140,426, $477,930 and $980,440 for the fiscal years ended March 31, 1995, 1996 and 1997, respectively, and $1,069,196 for the nine months ended December 31, 1997.

     The Company is party to standby letters of credit in support of the minimum future lease payments under the lease for permanent office space and office furniture amounting to $682,745 as of December 31, 1997, declining annually during the lease terms.

(6) NOTES PAYABLE AND LINE OF CREDIT

     Notes payable at March 31, 1996 consisted of an 8.4% term loan in the amount of $125,000 payable in monthly installments, including interest, that matured on December 31, 1996. Notes payable at March 31, 1997 consisted of a $2,000,000 loan from Safeguard Scientifics, Inc. ("Safeguard"). Interest on the outstanding principal balance of the loan was payable quarterly at a rate of 6%. The Company repaid the loan from Safeguard in April 1997 following the closing of its Initial Public Offering.

                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED

              MARCH 31, 1995, 1996 AND 1997 AND DECEMBER 31, 1997

     The Company has an available line of credit of $3,000,000 with a commercial bank, which has been reduced by letters of credit outstanding as of December 31, 1997 in the amount of $682,745. At December 31, 1997, all remaining amounts under this line of credit were available to the Company at the bank's prime rate or LIBOR plus 2.5%. All borrowings, if any, against this line are secured by all the assets of the Company. The line of credit expires July 31, 1998.

(7) STOCKHOLDERS' EQUITY

     STOCK SPLIT, STOCK RECAPITALIZATION AND INITIAL PUBLIC OFFERING

     The Board of Directors authorized a 1.65 to 1 stock split in the form of a stock dividend effective February 18, 1997. All references in the financial statements to share and per share data have been adjusted to effect this stock split. Additionally, on February 18, 1997 the Company amended its certificate of incorporation to divide its common stock into two classes, Class A and Class B, and authorized 2,000,000 shares of Preferred Stock, par value $1.00 per share, the terms of which may be determined by the Board of Directors. Class A Common Stock is entitled to one vote per share and Class B Common Stock is entitled to five votes per share on all matters submitted to the vote of holders of Common Stock. Class B Common Stock may only be owned beneficially or of record by employees of the Company or by the Company.

     On March 31, 1997, the Company completed its Initial Public Offering and sold 1,755,000 of its common shares at the price of $5.50 per share. The Company realized $8,476,404 in connection with the sale, net of the payment of the underwriters commissions and other expenses of the offering. $2,000,000 of the net proceeds were used to repay a loan from Safeguard. In the offering, an additional 1,600,000 shares were sold by selling stockholders. On April 8, 1997, the underwriters, pursuant to their exercise of the over-allotment option, purchased an additional 320,000 shares of the Company's common stock at $5.50 per share. The Company's proceeds from these additional shares, net of expenses was $1,594,968.

     WARRANTS AND STOCK OPTIONS

     In March 1994, the Company granted warrants to Safeguard. The warrants allowed the holder to purchase up to 825,000 shares of stock at an exercise price of $1.21 per share. Safeguard subsequently transferred 330,000 of these warrants to certain of its affiliates. The Company had the right to require the warrant holders to exercise the warrants at any time following the completion of the Company's first full fiscal year of profitability. The Company satisfied this requirement during the fiscal year ended March 31, 1996 and issued 825,000 shares of Class A Common Stock in exchange for $1,000,000 pursuant to the provisions of the warrants.

     In November 1996, the Company granted additional warrants to Safeguard. The warrants permit the holder to purchase up to 526,597 shares of stock at an exercise price of $5.50 per share and expire on November 1, 2001. On January 31, 1997, Safeguard transferred 285,415 of these warrants to certain of its affiliates.

     Under the Company's 1994 Stock Option Plan (the "Stock Option Plan" or "Plan"), the Company may grant qualified incentive stock options to officers and employees of the Company. The Stock Option Plan provides that options may not be granted at less than the fair market value of the Company's common stock at the date of grant. Options have been granted to officers which vest incrementally with 10%, 15%, 25%, 25% and 25% of the option vesting on the first through fifth anniversaries of the date of grant, respectively, and expire on the seventh anniversary of the date of grant. Options have been granted to employees which fully vest upon the third anniversary of the date of grant and expire on the

                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED

              MARCH 31, 1995, 1996 AND 1997 AND DECEMBER 31, 1997

fifth anniversary of the date of grant. Options were separately granted to employees on November 1, 1996 and February 10, 1997 which vest August 25, 1997 and expire on the fifth anniversary of the date of grant. The Company's Board of Directors has also granted non-qualified stock options to certain persons who were not employees on the date of grant and certain non-employee members of the Board of Directors. These non-qualified stock options vest over periods ranging from immediate to five years.

     The following table summarizes the transactions, both incentive and nonqualified, pursuant to the Plan.

                                                                                     WEIGHTED-AVERAGE
                                                  SHARES UNDER       RANGE OF         EXERCISE PRICE
                                                     OPTION           PRICES            PER SHARE
                                                  ------------       --------        ----------------
Balances, March 31, 1994......................       138,600      $          1.21         $1.21
  Granted.....................................       371,250                 1.21          1.21
  Exercised...................................                                 --            --
  Canceled....................................            --                   --            --
                                                   ---------      ---------------         -----
Balances, March 31, 1995......................       509,850      $          1.21         $1.21
  Granted.....................................       723,525       1.21 to   1.82          1.69
  Exercised...................................            --                   --            --
  Canceled....................................      (117,150)      1.21 to   1.82          1.63
                                                   ---------      ---------------         -----
Balances, March 31, 1996......................     1,116,225      $1.21 to $ 1.82         $1.48
  Granted.....................................     2,204,042       1.82 to   5.50          3.22
  Exercised...................................            --                   --            --
  Canceled....................................      (152,130)      1.21 to   5.45          2.02
                                                   ---------      ---------------         -----
Balances, March 31, 1997......................     3,168,137      $1.21 to $ 5.50         $2.66
  Granted.....................................       336,300       6.40 to  15.70         13.70
  Exercised...................................      (312,990)      1.21 to   5.45          2.18
  Canceled....................................      (128,480)      1.21 to   5.45          2.26
                                                   ---------      ---------------         -----
Balances, December 31, 1997...................     3,062,967      $1.21 to $15.70         $3.94
                                                   =========      ===============         =====

     At March 31, 1995, 1996 and 1997 and December 31, 1997, zero, 8,250,
198,249 and 790,884 options were exercisable, respectively, under the Stock Option Plan.

     The following table summarizes information about stock options under the Stock Option Plan at December 31, 1997:

                          OPTIONS OUTSTANDING                                  OPTIONS EXERCISABLE
  -------------------------------------------------------------------   ---------------------------------
                      OPTIONS     WEIGHTED AVERAGE                         OPTIONS
     RANGE OF       OUTSTANDING      REMAINING       WEIGHTED AVERAGE   EXERCISABLE AT   WEIGHTED AVERAGE
  EXERCISE PRICES   AT 12/31/97   CONTRACTUAL LIFE    EXERCISE PRICE       12/31/97       EXERCISE PRICE
  ---------------   -----------   ----------------   ----------------   --------------   ----------------
  $          1.21      399,036          2.44              $ 1.21           205,575            $1.21
             1.82    1,127,774          4.34                1.82           108,560             1.82
      2.27 - 3.18      667,164          5.01                3.03           386,251             2.92
      5.45 - 6.60      540,993          4.78                5.47            90,498             5.45
   10.01 to 15.70      328,000          5.93               13.89                --               --
  ---------------    ---------          ----              ------           -------            -----
  $1.21 to $15.70    3,062,967          4.49              $ 3.94           790,884            $2.62
  ===============    =========          ====              ======           =======            =====

                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED

              MARCH 31, 1995, 1996 AND 1997 AND DECEMBER 31, 1997

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its option plan. Accordingly, no compensation expense has been recognized. Had compensation expense for the Company's Stock Option Plan been determined based on the fair value at the grant date for awards under this plan consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the Company's net income and diluted earnings per share would have been reduced by $10,000 in fiscal 1996, $229,000, or $.02 per share, in fiscal 1997 and $190,000, or $.02 per share, in the nine-months ended December 31, 1997. The weighted average fair value of the options granted under the Stock Option Plan in fiscal years 1996 and 1997, and the nine-months ended December 31, 1997, calculated using the Black-Scholes pricing model, was $.24, $.70, and $6.74, respectively. The following assumptions were used in the Black-Scholes pricing model for options granted in fiscal years 1996 and 1997 and the nine months ended December 31, 1997: risk-free interest rate ranging from 5.5% to 6.3%, estimated volatility of 35%, expected dividend yield 0% and an expected life of 1 to 5 years.

(8) INCOME TAXES

     The provision for income taxes for the fiscal years ended March 31, 1995, 1996 and 1997 and the nine months ended December 31, 1997 consists of the following (in thousands):

                                                   MARCH 31,
                                            -----------------------    DECEMBER 31,
                                            1995     1996     1997         1997
                                            ----     ----     ----         ----
Current:
  Federal...............................    $  79    $ 156    $ 656       $2,299
  Foreign...............................       --       52      131           --
  State.................................       40       73      111          428
                                            -----    -----    -----       ------
                                              119      281      898        2,727
Deferred................................     (119)      21     (213)         (68)
                                            -----    -----    -----       ------
                                            $  --    $ 302    $ 685       $2,659
                                            =====    =====    =====       ======

     The total tax provision differs from the amount computed by applying the Federal income tax rate of 34 percent to income (loss) before income taxes for the fiscal years ended March 31, 1995, 1996 and 1997 and the nine months ended December 31, 1997 for the following reasons (in thousands):

                                                   MARCH 31,
                                             ----------------------    DECEMBER 31,
                                             1995     1996     1997        1997
                                             ----     ----     ----        ----
Federal income taxes at statutory rate...    $(128)   $ 523    $448       $2,272
Effect of permanent differences..........       64       91     185          111
State income taxes, net of federal
  benefit................................       26       48      52          276
Effect of deferred tax benefits..........       74     (371)     --           --
Other....................................      (36)      11      --           --
                                             -----    -----    ----       ------
                                             $  --    $ 302    $685       $2,659
                                             =====    =====    ====       ======

                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED

              MARCH 31, 1995, 1996 AND 1997 AND DECEMBER 31, 1997

     The tax effects of the temporary differences that give rise to the deferred tax assets and liabilities at March 31, 1996 and 1997 and December 31, 1997 are presented below (in thousands):

                                                      MARCH 31,
                                                    --------------    DECEMBER 31,
                                                    1996     1997         1997
                                                    ----     ----         ----
Deferred tax assets:
  Deferred compensation.........................    $ 581    $  33       $  --
  Other accruals................................      372      748         658
                                                    -----    -----       -----
Total gross deferred tax assets.................      953      781         658
  Less valuation allowance......................       --       --          --
                                                    -----    -----       -----
Deferred tax assets, net of valuation
  allowance.....................................      953      781         658
                                                    -----    -----       -----
Deferred tax liabilities:
  Accelerated depreciation......................       45       70          94
  Capitalized assets............................      412      239         132
  Accrued bonuses...............................      341      128          24
  Other accruals................................       56       32          28
                                                    -----    -----       -----
Total deferred tax liabilities..................      854      469         278
                                                    -----    -----       -----
Net deferred income taxes.......................    $  99    $ 312       $ 380
                                                    =====    =====       =====

     Management believes it is more likely than not that the deferred tax assets will be realized in the future.

(9) BENEFIT PLANS

     DEFERRED COMPENSATION

     Certain officers of the Company previously agreed to defer a portion of their annual compensation under a deferred compensation program. The program provided that amounts deferred could not be distributed prior to March 31, 1996, without approval by the Board of Directors. Amounts deferred under this program accrued interest at rates available to the Company from its bank and were immediately vested. Effective April 1, 1996, the Board of Directors elected to discontinue this program. Pursuant to an agreement entered into by all officers who had deferred compensation, approximately $967,000 was forgiven during the fiscal year ended March 31, 1997.

     401(K) PLAN

     The Company has a noncontributory defined contribution plan covering substantially all of its employees. This plan is qualified under Section 401(k) of the Internal Revenue Code of 1986. The Company may elect to make contributions to this plan but to date has not done so.

                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED

              MARCH 31, 1995, 1996 AND 1997 AND DECEMBER 31, 1997

(10) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table presents the unaudited quarterly financial information for fiscal 1996 and 1997 and the nine months ended December 31, 1997 (in thousands, except per share amounts):

                                                                       QUARTER ENDED
                                                         -----------------------------------------
                                                         JUNE 30    SEPT 30     DEC 31     MAR 31
                                                         -------    -------     ------     ------
YEAR ENDED MARCH 31, 1996

Net revenues.........................................    $ 5,863    $ 5,975     $ 6,918    $ 7,583
Income from operations...............................        363        149         433        429
Income before taxes..................................        388        199         476        475
Net income...........................................        312        159         383        382
Basic earnings per share.............................    $  0.04    $  0.02     $  0.05    $  0.05
Diluted earnings per share...........................       0.04       0.02        0.05       0.05
YEAR ENDED MARCH 31, 1997
Net revenues.........................................    $ 7,753    $ 8,336     $10,156    $11,312
Income (loss) from operations........................     (1,215)      (589)      1,235      1,715
Income (loss) before taxes...........................     (1,193)      (600)      1,306      1,805
Net income (loss)....................................       (714)      (385)        719      1,013
Basic earnings (loss) per share......................    $ (0.09)   $ (0.04)    $  0.08    $  0.11
Diluted earnings (loss) per share....................      (0.09)     (0.04)       0.07       0.09
NINE MONTHS ENDED DECEMBER 31, 1997
Net revenues.........................................    $12,101    $14,359     $15,390
Income from operations...............................      1,260      2,105       2,498
Income before taxes..................................      1,471      2,387       2,825
Net income...........................................        867      1,433       1,724
Basic earnings per share.............................    $  0.07    $  0.12     $  0.15
Diluted earnings per share...........................       0.06       0.10        0.12

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Lehman Brothers Inc., and Adams, Harkness & Hill, Inc. are acting as representatives, has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Class A Common Stock set forth opposite its name below:

                                                               NUMBER OF
                                                               SHARES OF
                                                                CLASS A
                        UNDERWRITER                           COMMON STOCK
                        -----------                           ------------
Goldman, Sachs & Co.........................................
Lehman Brothers Inc.........................................
Adams, Harkness & Hill, Inc.................................
                                                              ------------

          Total.............................................
                                                              ============

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $          per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $ per share to certain brokers and dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 350,000 additional shares of Class A Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 2,650,000 shares of Class A Common Stock offered.

     In connection with the Offering, the Underwriters may purchase and sell the Class A Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions, "passive" market making (see below) and purchases to cover syndicate short positions created in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Class A Common Stock than they are required to purchase from the Company in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the Offering for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     As permitted by Rule 103 under the Exchange Act, certain Underwriters (and selling group members, if any) that are market makers ("passive market makers") in the Class A Common Stock may make bids for or purchases of the Class A Common Stock in the Nasdaq National Market until such time, if any, when a stabilizing bid for such securities has been made. Rule 103 generally provides that (i) a passive market maker's net daily purchases of the Class A Common Stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months (or any 60 consecutive days ending within the 10 days) immediately preceding the filing date of the registration statement of which this Prospectus forms a part, (ii) a passive market maker may not effect transactions or display bids for the Class A Common Stock at a price that exceeds the highest independent bid for the Class A Common Stock by persons who are not passive market makers and (iii) bids made by passive market makers must be identified as such.

     The Company and the Selling Stockholders have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 120 days after the date of the Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of Class A Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of Class A Common Stock without the prior written consent of Goldman, Sachs & Co., except for the shares of Class A Common Stock offered in connection with the Offering.

     The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Act.

================================================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     6
Use of Proceeds.......................    11
Dividend Policy.......................    11
Price Range of Class A Common Stock...    11
Capitalization........................    12
Selected Consolidated Financial
  Data................................    13
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    14
Business..............................    21
Management............................    31
Certain Transactions..................    37
Principal and Selling Stockholders....    39
Description of Capital Stock..........    43
Shares Eligible for Future Sale.......    44
Legal Matters.........................    45
Experts...............................    45
Additional Information................    45
Incorporation of Certain Information
  by Reference........................    46
Index to Consolidated Financial
  Statements..........................   F-1
Underwriting..........................   U-1

===============================================================================

                                2,650,000 SHARES

                          DIAMOND TECHNOLOGY PARTNERS

                              CLASS A COMMON STOCK

                          (PAR VALUE $.001 PER SHARE)

                                ---------------

                          [DIAMOND TECHNOLOGY LOGO]

                                ---------------

                              GOLDMAN, SACHS & CO.

                                LEHMAN BROTHERS

                          ADAMS, HARKNESS & HILL, INC.

                      REPRESENTATIVES OF THE UNDERWRITERS

===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     All capitalized terms used and not defined in Part II of this Registration Statement shall have the meaning assigned to them in the Prospectus which forms a part of this Registration Statement.

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Class A Common Stock being registered. All amounts are estimates except the Securities and Exchange Commission registration and NASD filing fees.

Securities and Exchange Commission registration fee.........   $18,585
NASD filing fee.............................................    $6,800
Nasdaq National Market listing fee..........................   $17,500
Printing expenses...........................................  $100,000
Legal fees and expenses.....................................  $300,000
Accounting fees and expenses................................   $75,000
Miscellaneous...............................................   $32,115
                                                              --------
     Total..................................................  $550,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's By-laws require the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by reason of the fact that he is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, fiduciary or agent of another corporation, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any such criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Such indemnification as to expenses is mandatory to the extent the individual is successful on the merits of the matter. Delaware law permits the Registrant to provide similar indemnification to employees and agents who are not directors or officers. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors, independent legal counsel or the stockholders. Delaware law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable. The Registrant maintains a directors and officers liability insurance policy.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  *1.1    Form of Underwriting Agreement
 **5.1    Opinion of Winston & Strawn
**23.1    Consent of Winston & Strawn (contained in Exhibit 5.1)
 *23.2    Consent of KPMG Peat Marwick LLP
 *24.1    Power of Attorney (included on signature page)

-------------------------
 * Filed herewith.

** To be filed by amendment.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)1) or
     (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 3, 1998.

                                      DIAMOND TECHNOLOGY PARTNERS INCORPORATED

                                      By:      /s/ MELVYN E. BERGSTEIN
                                         ---------------------------------------
                                                   Melvyn E. Bergstein
                                          Chief Executive Officer and President

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Melvyn E. Bergstein and Michael E. Mikolajczyk, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any Registration Statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      /s/ MELVYN E. BERGSTEIN        Chief Executive Officer, President and      March 3, 1998
-----------------------------------  Chairman (Principal Executive Officer)
        Melvyn E. Bergstein

    /s/ MICHAEL E. MIKOLAJCZYK       Senior Vice President, Chief Financial      March 3, 1998
-----------------------------------  Officer, Treasurer and Director (Principal
      Michael E. Mikolajczyk         Financial and Accounting Officer)

    /s/ CHRISTOPHER J. MOFFITT       Director                                    March 3, 1998
-----------------------------------
      Christopher J. Moffitt

      /s/ DONALD R. CALDWELL         Director                                    March 3, 1998
-----------------------------------
        Donald R. Caldwell

      /s/ EDWARD R. ANDERSON         Director                                    March 3, 1998
-----------------------------------
        Edward R. Anderson

          /s/ ALAN C. KAY            Director                                    March 3, 1998
-----------------------------------
            Alan C. Kay

        /s/ JAMES C. SPIRA           Director                                    March 3, 1998
-----------------------------------
          James C. Spira

      /s/ JOHN D. LOEWENBERG         Director                                    March 3, 1998
-----------------------------------
        John D. Loewenberg